Exhibit 1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MAJESCO,

MAJESCO MERGER SUB, INC.,

AND

INSPRO TECHNOLOGIES CORPORATION

DATED JANUARY 30, 2020

-i-

Article III. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		36

3.1	Organization and Qualification	37
3.2	Authorization; No Conflict.	37
3.3	Brokers and Agents	37
3.4	Sufficient Funds	37
3.5	The Proxy Statement.	38
3.6	Investigation by Buyer and Merger Sub	38
3.7	Interested Stockholder.	38

Article IV. PRE CLOSING COVENANTS		38

4.1	Conduct of Business Pending Closing	38
4.2	Access to Information; Confidentiality.	39
4.3	Notification of Certain Matters	40
4.4	Cause Conditions to be Satisfied	40
4.5	Governmental Consents	40
4.6	No Solicitation	41
4.7	Company Board Recommendation.	42
4.8	Requisite Stockholder Approval; Preparation of Proxy Statement.	44

Article V. OTHER COVENANTS		46

5.1	Employment Matters.	46
5.2	Indemnification of Directors and Officers.	46
5.3	Further Assurances	47
5.4	Termination of Related Party Contracts	47
5.5	Tax Matters	48
5.6	Stockholder Litigation..	48
5.7	De-registration.	48
5.8	Section 16(b) Exemption	48
5.9	Cyber Insurance Tail Policy.	49

Article VI. CONDITIONS PRECEDENT		49

6.1	Conditions Precedent to Obligations of Buyer and Merger Sub	49
6.2	Conditions Precedent To Obligations of the Company	50

Article VII. TERMINATION		51

7.1	Termination	51
7.2	Termination Fee.	52
7.3	Effect of Termination	52

-ii-

ARTICLE VIII. DEFINITIONS		53

8.1	Specific Definitions.	53
8.2	Accounting Terms	64
8.3	Usage	65

ARTICLE IX. GENERAL		65

9.1	Survival	65
9.2	Notices	65
9.3	Entire Agreement	66
9.4	Successors and Assigns	66
9.5	Counterparts; Exchanges by Electronic Delivery	67
9.6	Governing Law	67
9.7	Submission to Jurisdiction; Waiver of Jury Trial	67
9.8	Enforcement	68
9.9	Severability	68
9.10	Amendment; Waiver	68
9.11	Third Party Beneficiary Rights	68
9.12	Mutual Drafting	68
9.13	Further Representations	68
9.14	Public Disclosure	69
9.15	Fees and Expenses	69
9.16	Disclosure Schedules	69

EXHIBITS:

Exhibit A	-	Form of Voting Agreement

Exhibit B	-	Certificate of Merger

Exhibit C	-	Amended and Restated Certificate of Incorporation

Exhibit D	-	Amended and Restated Bylaws

Exhibit E	-	Form of Letter of Transmittal

Exhibit F	-	Form of Paying Agent Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 30, 2020, by and among (i) Majesco, a California corporation (“Buyer”), (ii) Inspro Technologies Corporation, a Delaware corporation (the “Company”), and (iv) Majesco Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of the Company, Buyer and Merger Sub have each unanimously (i) determined that it is in the best interests of their respective shareholders for Buyer to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved and declared advisable the Merger upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “DGCL”) and (iii) adopted this Agreement and the other Transaction Documents to which such Person is a party and approved the execution, delivery and performance of this Agreement and such other Transaction Documents by such Person and the consummation of the transactions contemplated hereby and thereby;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously resolved to recommend that the Stockholders approve the Merger, this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

WHEREAS, the sole stockholder of Merger Sub has approved the Merger, this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain stockholders of the Company have executed and delivered to Buyer a Voting Agreement (the “Voting Agreement”), in the form attached hereto as Exhibit A, pursuant to which they have agreed to support and vote in favor of the Merger in accordance with the terms of the Voting Agreement;

WHEREAS, concurrently with the execution of this Agreement a certain individual entered into an employment and confidentiality information and invention assignment agreement, which agreement shall become effective subject to and upon, the Closing (as defined below); and

WHEREAS, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the DGCL, with the Company surviving the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.
MERGER; CLOSING

1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effective Time; Closing. Upon the terms and subject to the conditions hereof, the closing of the Merger and other transactions as provided herein (the “Closing”) will take place at 10:00 a.m. local time on the day which is within three (3) Business Days following the date on which all conditions to Closing shall have been satisfied or waived (other than those that by their terms are not contemplated to be satisfied until the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Sheppard, Mullin, Richter & Hampton, LLP, 30 Rockefeller Plaza, New York, New York 10112, or such other time and place as the parties hereto may mutually agree in writing. If elected by the Company and Buyer, the Closing shall take place by electronic transfer of the deliverables, or by other means mutually agreeable to the Company and Buyer. The date on which the Closing occurs is referred to herein as the “Closing Date”. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as such Certificate of Merger is submitted for filing with the Delaware Secretary of State or at such other time indicated therein and agreed by Buyer and the Company (the “Effective Time”).

1.3 Effects of the Merger; Subsequent Actions.

(a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. To the extent provided by the DGCL, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

(b) If, at or after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger, or otherwise to carry out the transactions contemplated by this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as the case may be, all such deeds, bills of sale, assignments, assumption agreements and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

1.4 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated to read in its entirety in the form attached hereto as Exhibit C, and as so amended, shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and (b) the bylaws of the Company shall be amended to read in its entirety in the form attached hereto as Exhibit D, and as so amended, shall become the bylaws of the Surviving Corporation.

1.5 Directors. The directors of the Surviving Corporation shall initially be the directors of Merger Sub as of immediately prior to Closing, each to hold office in accordance with the certificates of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

1.6 Officers. The officers of the Surviving Corporation shall initially be the officers of the Company as of immediately prior to Closing, each to hold office in accordance with the certificates of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

1.7 Merger Consideration Certificate.

(a) Prior to the execution of this Agreement, the Company has delivered to Buyer and Merger Sub, based on an estimated Closing Date mutually agreed by Buyer and the Company, a certificate signed by the Company’s chief executive officer and chief financial officer (the “Preliminary Merger Consideration Certificate”) setting forth (i) the amount estimated to be required to discharge in full the Company Indebtedness that is anticipated to be outstanding immediately prior to the Closing (the “Closing Company Indebtedness”); (ii) the amount of Closing Cash anticipated at the Closing; (iii) the amount of Transaction Costs anticipated to be unpaid at the Closing and the amount estimated to be required to discharge in full such Transaction Costs at the Closing; (iv) the Company’s estimated calculations, in reasonable detail, of (A) the Per Share Series A Preferred Merger Consideration for the outstanding shares of Series A Preferred Stock, (B) the Per Share Series B Preferred Merger Consideration for the outstanding shares of Series B Preferred Stock, (C) the Per Share Series C Preferred Merger Consideration for the outstanding shares of Series C Preferred Stock, (D) the Per Share Common Merger Consideration, (E) the Option and Warrant Merger Consideration with respect to each Option and Warrant, and (F) the amount of the Closing Merger Consideration that will be payable at the Effective Time to each Stockholder, Optionholder and Warrantholder.

(b)  No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer and Merger Sub a certificate signed by the Company’s chief executive officer (the “Merger Consideration Certificate”) updating as necessary the information in the Preliminary Merger Consideration Certificate to reflect such information at the Effective Time. The Company and Buyer shall discuss and each approve the contents of such Merger Consideration Certificate (as the Merger Consideration Certificate may be so adjusted, the “Final Merger Consideration Certificate”) and acknowledge such approval in a writing signed by each of the Company and Buyer. The calculations set forth in the Final Merger Consideration Certificate of the (A) Per Share Series A Preferred Merger Consideration, (B) Per Share Series B Preferred Merger Consideration, (C) Per Share Series C Preferred Merger Consideration, (D) Per Share Common Merger Consideration and (E) the Option and Warrant Merger Consideration, and the amounts payable in accordance thereof, will be binding and will be used for all purposes of this Agreement.

(c)  In connection with delivering the Preliminary Merger Consideration Certificate and Merger Consideration Certificate to Buyer, the Company will provide to Buyer all detailed supporting data and calculations demonstrating each component thereof and shall provide Buyer and its representatives with reasonable access to the Company’s and the Subsidiaries’ books and records, Contracts and other documents to permit Buyer to confirm the Preliminary Merger Consideration Certificate and the Merger Consideration Certificate. Notwithstanding the foregoing, the Company shall not have any obligation to provide Buyer with any such access or information which is subject to attorney-client privilege or prohibited under applicable Laws.

(d)  No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer and Merger Sub wire transfer instructions from each Person to whom any Transaction Costs are, or upon consummation of the Closing will be, owed.

1.8 Closing Deliveries.

(a)  Deliveries by the Company. Upon the terms and subject to the conditions contained herein, at the Closing, the Company shall deliver to Buyer and Merger Sub the following, each in form and substance reasonably satisfactory to Buyer:

(i) Company Officer’s Certificate. A certificate executed by an officer of the Company certifying that attached thereto are (A) a correct copy of the certificate of incorporation of the Company, as in effect on the Closing Date, (B) a correct copy of the by-laws of the Company, as in effect on the Closing Date, and (C) copies of resolutions of the Company Board authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby;

(ii) Closing Certificates. Certificates executed by the relevant persons providing the certifications required by Sections 6.1(a) and 6.1(b);

(iii) Resignations. Written resignations executed by each director and officer of the Company, to the extent requested by Buyer at least ten (10) business days prior to the Closing, resigning from such person’s position as an officer or director (but not such person’s employment, if any, with the Company or the Subsidiaries), in form and substance reasonably satisfactory to Buyer;

(iv) FIRPTA Certificate. A certificate and notice described in Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), duly executed by the Company certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code, in form and substance satisfactory to Buyer;

(v)  Related Party Agreements. Evidence of the termination of all Contracts with Related Parties as provided in Section 5.4;

(vi) Paying Agent Agreement. The Paying Agent Agreement executed by the Company and the Paying Agent;

(vii) Certificates of Good Standing. Certificates of good standing of the Company and each of the Subsidiaries listed on Section 1.8(a)(vii) of the Disclosure Schedule from their respective jurisdictions of organization, dated within ten (10) days of the Closing Date;

(viii)   Dissolution Documents. Evidence of dissolution of the Subsidiaries listed on Section 1.8(a)(viii) of the Disclosure Schedule; and

(ix) Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by the Company pursuant to the Transaction Documents, and all such other documents, certificates and instruments as Buyer reasonably requests in order to give effect to the transactions contemplated hereby.

(b)  Deliveries by Buyer. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to the Company the following, each in form and substance reasonably satisfactory to the Company:

(i) Closing Certificates. Certificates executed by an executive officer of Buyer providing the certifications required by Sections 6.2(a) and 6.2(b);

(ii) Paying Agent Agreement. The Paying Agent Agreement executed by the Buyer; and

(iii) Other Documents. All other consents, certificates, documents, instruments and other items required to be delivered by Buyer pursuant to the Transaction Documents, and all such other documents, certificates and instruments as the Company shall reasonably request in order to give effect to the transactions contemplated hereby.

1.9 Conversion of Equity. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, or the Stockholders:

(a)  Conversion of Company Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Shares subject to Section 1.9(c)), shall be converted at the Effective Time into the right to receive the following:

(i) each share of the Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished, and each such share of Series C Preferred Stock shall be converted into the right to receive the applicable Per Share Series C Preferred Merger Consideration payable with respect thereto, which will be paid to the Stockholders holding Series C Preferred Stock as provided herein, at the times and subject to the contingencies specified therein and as set forth on the Final Merger Consideration Certificate.

(ii) each share of the Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished, and each such share of Series B Preferred Stock shall be converted into the right to receive the applicable Per Share Series B Preferred Merger Consideration payable with respect thereto, which will be paid to the Stockholders holding Series B Preferred Stock as provided herein, at the times and subject to the contingencies specified therein and as set forth on the Final Merger Consideration Certificate.

(iii) each share of the Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished, and each such share of Series A Preferred Stock shall be converted into the right to receive the applicable Per Share Series A Preferred Merger Consideration payable with respect thereto, which will be paid to the Stockholders holding Series A Preferred Stock as provided herein, at the times and subject to the contingencies specified therein and as set forth on the Final Merger Consideration Certificate.

(iv) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished, and each such share of Common Stock shall be converted into the right to receive the applicable Per Share Common Merger Consideration payable with respect thereto, which will be paid to the Stockholders holding Common Stock as provided herein, at the times and subject to the contingencies specified therein and as set forth on the Final Merger Consideration Certificate.

(b) Cancellation of the Shares. As of the Effective Time, all of the Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except, in the case of Shares that are not Dissenting Shares or that are subject to Section 1.9(c), the right to receive such holder’s portion of the applicable consideration set forth in Section 1.9(a).

(c) Cancellation of Treasury and Other Shares. Each Share held in the treasury of the Company and each Share owned or held, directly or indirectly, by the Company, any of the Company’s Subsidiaries, Buyer or Merger Sub, in each case, immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no payment of cash or any other distribution shall be made with respect thereto.

(d) Capital Stock of Merger Sub. Each share of capital stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and exchanged for one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e)  Treatment of Options and Warrants. Upon the execution of this Agreement, the Company shall use commercially reasonable best efforts to provide that by the Closing, all outstanding Options and Warrants shall cease to be exercisable and, effective as of the Effective Time, shall automatically be terminated and retired without any further action of the Company or Buyer, and each holder of any such Option or Warrant shall cease to have any right with respect thereto, except as hereinafter provided. Each Option and Warrant, to the extent unexercised as of the Effective Time, subject to such Option or Warrant holder’s execution and delivery of a Letter of Transmittal, shall thereafter no longer be exercisable but shall be converted into the right to receive (from the Surviving Corporation within three (3) days following the Closing), in cancellation and settlement therefor, a portion of the Merger Consideration in an amount equal to the product of (i) the excess, if any, of (A) the Per Share Common Merger Consideration, Per Share Series A Preferred Merger Consideration or Per Share Series B Preferred Merger Consideration, as applicable, over (B) the exercise price per share of such Option or Warrant, multiplied by (ii) the number of Shares that would have been issuable had such terminated Option or Warrant been exercised in full immediately prior to the Effective Time (such product with respect to each Option and Warrant, subject to applicable withholding taxes, shall be referred to herein as the “Option and Warrant Merger Consideration”), at the times and subject to the contingencies specified therein (subject to applicable withholding taxes) and as set forth on the Final Merger Consideration Certificate. For the avoidance of doubt, if the exercise price of any such terminated Option or Warrant is equal to or greater than the Per Share Common Merger Consideration, Per Share Series A Preferred Merger Consideration or Per Share Series B Preferred Merger Consideration, as applicable, then such Option or Warrant shall be terminated and retired without any payment or other consideration therefor. Prior to the Effective Time, the Company shall take all action necessary to terminate the Company Stock Option Plans as of the Effective Time and cause that no further rights or liabilities exist under the Company Stock Option Plans except as specifically provided in this Agreement.

1.10 Payment of Merger Consideration to the Securityholders; Exchange.

(a) Except as provided below, at the Closing, Buyer shall pay on behalf of the Company, to the payees of all Transaction Costs, all sums necessary and sufficient to fully pay, discharge and satisfy all Transaction Costs then outstanding in accordance with the wire instructions provided by the Company to Buyer in accordance with Section 1.7(d), provided that, notwithstanding the foregoing, Buyer shall deliver to the Surviving Corporation such Transaction Costs related to the aggregate Change in Control Payments payable on or after Closing, which shall be payable through the Surviving Corporation’s payroll, subject to Section 1.13, as required by applicable Law, in accordance with the applicable terms of such Change in Control Payment.

(b)  At the Closing, Buyer shall deliver to the Paying Agent the portion of the Closing Merger Consideration to which the Stockholders are entitled pursuant to Section 1.9, by wire transfer of immediately available funds to an account designated by the Paying Agent. Promptly following the Paying Agent’s receipt of such funds, the Paying Agent shall pay to each Stockholder who shall have delivered a completed Letter of Transmittal and Certificate(s) held by such Stockholder for cancellation to the Paying Agent at or prior to the Closing, the applicable amount to which such Stockholder is entitled pursuant to Section 1.9.

(c) At the Closing, Buyer shall deliver to the Surviving Corporation the aggregate Option and Warrant Merger Consideration payable by the Company to holders of Options and Warrants in connection with the Closing pursuant to Section 1.9.

(d) Promptly after the date hereof and prior to the Closing date, the Company shall cause the Paying Agent to mail to each holder of record of Shares a Letter of Transmittal. Each holder of a Share that by virtue of the Merger has been canceled and extinguished and automatically converted into the right to receive a portion of the Closing Merger Consideration as set forth in Section 1.9 shall be entitled to receive from the Paying Agent, promptly upon surrender to the Paying Agent of (i) a Certificate together with (ii) a properly executed and completed Letter of Transmittal, the portion of the Closing Merger Consideration payable pursuant to Section 1.9 for each Share represented by such Certificate, as the case may be. In the event that any Stockholder’s Certificates have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Stockholder claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay to such Stockholder, in exchange for the Shares represented by such lost, stolen or destroyed Certificate, the portion of the Closing Merger Consideration to which such Stockholder is entitled pursuant to Section 1.9. To the extent that any Stockholder fails to deliver, at or prior to Closing, an executed Letter of Transmittal, until surrendered to the Paying Agent, the Certificate evidencing such Stockholder’s Shares (other than in respect of any Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon surrender, the Merger Consideration issuable in exchange for Company stock represented by such Certificate in accordance with the provisions of this Agreement. At any time following the date that is one (1) year after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any accrued interest thereon) which had been paid to the Paying Agent and which has not, as of the date of such termination, been disbursed to Stockholders. Thereafter such Stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as a general creditor thereof with respect to the portion of the Merger Consideration payable upon surrender of their stock certificates, without any interest thereon. None of the Surviving Corporation or the Paying Agent shall be liable to any Stockholder in respect of such Stockholder’s portion of the Merger Consideration that is delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.

(e) Subject to this Section 1.10, from and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the applicable portion of the Merger Consideration as provided in this Agreement.

1.11 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, any Share that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such Share in accordance with the terms and conditions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration. Such Stockholder shall instead be entitled to receive payment of the appraised value of such Share in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Share held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such Share under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the applicable portion of the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares and attempted withdrawals of such demands, and any other instruments or documents served pursuant to the DGCL and received by the Company with respect to such demands, and the Company shall give Buyer the opportunity to direct all negotiations and proceedings which take place prior to the Effective Time with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Any amount deposited with the Paying Agent with respect to Shares that become Dissenting Shares shall be used to pay the amount payable to such Dissenting Shares upon the determination of such amount by a court of competent jurisdiction pursuant to Section 262 of the DGCL.

(b) At the Effective Time and thereafter, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL.

1.12 Stock Transfer Books. At the close of business, New York City time, on the Business Day immediately prior to the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

1.13 Withholding. Each of Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such portion as it is required by applicable Law to deduct and withhold with respect to the making of such payment; provided, however, that in the event that Buyer becomes aware that an amount is required to be withheld from any payments in respect of Shares, Buyer shall use commercially reasonable efforts to so notify the holder of such Shares and shall work in good faith with such holder, at such holder’s request, to minimize the amount of such withholding in accordance with applicable Law. To the extent that an amount is so withheld and timely paid over to or deposited with the relevant Governmental Authority by Buyer, the Surviving Corporation or the Paying Agent, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the applicable Person with respect to which such deduction and withholding was made.

Article II.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby makes the representations and warranties contained in this Article II to Buyer as of the date of this Agreement and as of the Closing, subject to such exceptions as are specifically (i) disclosed in writing in the disclosure schedule supplied by the Company to Buyer, dated as of the date hereof  (the “Disclosure Schedule”), or (ii) as otherwise expressly disclosed in the Company SEC Reports filed since January 1, 2017 (excluding any disclosures set forth in any risk factor or “forward-looking statements” section to the extent they are cautionary, predictive or forward-looking in nature), but it being agreed that the exception set forth in this clause (i) shall not be applicable to Sections 2.1(a), 2.2 or 2.3, as follows:

2.1 Organization and Qualification; Subsidiaries.

(a)  Each of the Company and its subsidiaries set forth on Section 2.1(a) of the Disclosure Schedule (the “Subsidiaries”), is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, limited liability company, or limited partnership power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and the Subsidiaries is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)  The Company has no subsidiaries except for the Subsidiaries, and owns no debt, equity or other similar interest in any other Person except for the Subsidiaries. Neither the Company nor the Subsidiaries have agreed, are obligated to make, or are bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which they may become obligated to make, any future investment in or capital contribution to any other Person. Neither the Company nor the Subsidiaries directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

(c)  Section 2.1(c) of the Disclosure Schedule lists all jurisdictions in which each of the Company and the Subsidiaries is qualified to do business, and also lists the names of the Company’s directors and officers.

2.2 Authorization; No Conflict; Required Vote of the Stockholders.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents delivered in connection with this Agreement and to perform its obligations hereunder and thereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company or the Securityholders and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated (other than, with respect to the Merger, the Requisite Stockholder Approval). This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Merger Sub, constitute the legal and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(b)  Except as set forth in Section 2.2(b) of the Disclosure Schedule and subject to obtaining the Requisite Stockholder Approval, the execution, delivery and performance of Transaction Documents by the Company, and the consummation of the transactions contemplated thereby, will not, with or without notice, lapse of time, or both: (i) conflict with or result in a breach or violation of the Charter Documents of the Company; (ii) conflict with, result in a default, modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a material benefit or the imposition of an material obligation under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material Contract or Material Permit; (iii) result in the creation or imposition of any material Lien on the Shares or the Company, the Subsidiaries or any of their assets, or give to others any interest or right in the Company’s or the Subsidiaries’ material properties or assets, including, a right to purchase any of such properties; or (iv) violate in any material respect any Law to which the Company or the Subsidiaries or any of their respective properties, rights or assets are subject or bound or require the consent, authorization or approval of, or notice to, any Governmental Authority, except, in each case, to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  The execution and delivery of this Agreement and the Transaction Documents by the Company does not, and the performance of this Agreement and the Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Securities Exchange Act, and U.S. state securities laws, and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL.

(d)  The Company Board has, as of the date hereof, unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to Stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the Stockholders, and (iii) recommended that the Stockholders approve and adopt this Agreement and approve the Merger.

(e)  The affirmative vote of (i) the holders of 2/3 of each class of issued and outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock entitled to vote thereon, and (ii) the holders of a majority of the issued and outstanding shares of Common Stock constitutes the only vote of the holders of any class or series of the Company’s equity securities required or necessary to approve the transactions contemplated by this Agreement, including the Merger, under the DGCL, the Charter Documents of the Company and all Contracts between the Company and the Stockholders (the “Requisite Stockholder Approval”).

2.3 Capitalization.

(a)  The authorized capital stock of the Company consists solely of (i) 750,000,000 shares of Common Stock, of which as of the date of this Agreement 41,673,655 shares are issued and outstanding, (ii) 3,437,500 shares of Series A Preferred Stock, of which as of the date of this Agreement 1,270,250 shares are issued and outstanding, (iii) 11,000,000 shares of Series B Preferred Stock, of which as of the date of this Agreement 5,307,212 shares are issued and outstanding, (iv) 4,000,000 shares of Series C Preferred Stock, of which as of the date of this Agreement 1,254,175 shares are issued and outstanding (collectively, the “Shares”), (v) 30,000,000 shares of Common Stock authorized for issuance under the Company Stock Option Plans, of which as of the date of this Agreement 28,296,980 shares remain reserved for issuance, and (vi) 500,000 shares of Common Stock and 25,000 shares of Series A Preferred Stock reserved for issuance upon the exercise of the Warrants. All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable. All outstanding Shares, Options and Warrants and all outstanding equity securities of the Subsidiaries have been issued and granted in compliance in all material respects with all applicable Laws. None of the Shares were issued in violation of any preemptive rights (including any preemptive rights set forth in the Charter Documents of the Company), rights of first refusal or similar rights. Section 2.3(a) of the Disclosure Schedule sets forth (i) a list of the names of the holders of Shares, Options and Warrants, (ii) the number of shares of Common Stock subject to such Option or Warrant; (iii) the exercise price of each Option or Warrant; (iv) the date on which each Option or Warrant was granted; (v) the applicable vesting schedule; (vi) the date on which such Option or Warrant expires; and (vii) whether the exercisability of such Option or Warrant will be accelerated in any way by the transactions contemplated hereby, if any, and indicates the extent of any such acceleration. All Shares issuable upon exercise of Options or Warrants have been duly reserved for issuance by the Company, and upon any issuance of such Shares or Warrants in accordance with the terms of such Options or Warrants, will be duly authorized, validly issued and fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, restricted stock awards, phantom stock or similar rights with respect to the Company. Except as set forth in Section 2.3(a) of the Disclosure Schedule and except for the Voting Agreement, there are no voting agreements or voting trusts with respect to any of the Shares. Except as set forth in Section 2.3(a) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in treasury. No Person other than the Securityholders owns any shares of capital stock or other securities of the Company or has any claim, right or interest in or to any shares of capital stock or other securities of the Company.

(b)  Except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, equity-linked securities, appreciation rights, phantom equity, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the Company or the Subsidiaries are a party or by which any of them are bound obligating the Company or the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock, partnership interests or similar ownership interests or equity-linked securities of the Company or the Subsidiaries or obligating the Company or the Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement. Except as set forth in Section 2.3(b) of the Disclosure Schedule, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or the Subsidiaries is a party or by which any of them is bound with respect to, any equity security of any class of the Company or the Subsidiaries.

2.4 Reports; Financial Statements.

(a)  The Company has made available to Buyer a correct and complete copy of each report, schedule, registration statement and definitive proxy statement or other documents filed by the Company with the SEC on or after January 1, 2014 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by the Company with the SEC since such date. As of their respective dates, the Company SEC Reports (x) complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto), (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and the Subsidiaries taken as a whole) and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended and (iv) were compiled from, and are consistent with, the books and records of the Company, which books and records are accurate and complete in all material respects. The Subsidiaries are treated as consolidated subsidiaries of the Company in the Financial Statements for all periods covered thereby.

(b)  The Company and the Subsidiaries have established and maintain a system of  “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act) that are designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(c)  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Securities Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures, to the Company’s auditors and the audit committee of the Company Board and in Section 2.4(c) of the Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date hereof.

(d)  Neither the Company nor the Subsidiaries are a party to, or have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and the Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or the Subsidiaries in the Company’s or the Subsidiaries’ published financial statements or other Company SEC Reports.

(e)  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor the Subsidiaries have outstanding (nor have arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Securities Exchange Act) of the Company or the Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE MKT, except for any non-compliance that would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.5 Property.

(a)  The Company does not own and has never owned any Real Property.

(b)  Section 2.5(b) of the Disclosure Schedule sets forth a description of all Real Property Leases under which the Company leases, subleases, uses or occupies any Company Leased Real Property (including street address, lessor, rent and the Company’s principal use thereof). The Company has a valid leasehold interest in the Company Leased Real Property granted to the Company pursuant to each Real Property Lease (subject to proper authorization and execution of such Real Property Lease by the other party thereto and Permitted Liens).

(c)  The Company Leased Real Property includes all interests in real property used to conduct the operations of the Company as presently conducted. Except as set forth in Section 2.5(c) of the Disclosure Schedule, (i) there is no party other than the Company in possession of any portion of the Company Leased Real Property, and (ii) the Company has not entered into any Contract that remains in force or effect that grants (and to the Knowledge of the Company there are no other Contracts that remain in force or effect that grant) any Person (other than the Company) the right of use or occupancy of any portion (other than common spaces) of the Company Leased Real Property.

(d)  True, correct and complete copies of all Real Property Leases have been made available to Buyer as of the date hereof. The Company does not lease or otherwise occupy any real property used in the operations or businesses of the Company other than the Company Leased Real Property.

(e)  Each Real Property Lease is in full force and effect. All of the Real Property Leases are valid, binding and enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Law. The Company is not in breach or default under any Real Property Lease in any material respect. To the Knowledge of the Company, no other party is in breach or default in any material respect under any Real Property Lease.

(f)   The Company has good and valid title to, or a valid leasehold interest in (or other right to use), all of the tangible personal property shown to be owned or leased by it on the Financial Statements and all other assets reflected in the books and records of the Company, free and clear of all Liens, except (i) for Permitted Liens, (ii) for inventory, or other immaterial or obsolete assets, disposed of in the Ordinary Course of Business since the date of the Financial Statements or (iii) as set forth in Section 2.5(f) of the Disclosure Schedule.

(g)  All material items, furniture, furnishings, machinery, equipment, vehicles and other material tangible personal property owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear and replacement in accordance with the Company’s existing replacement policies).

(h)  The assets and properties of the Company (i) constitute all of the assets and properties, including all tangible and intangible personal property, that are used in and necessary for the conduct of its businesses as currently conducted, (ii) are sufficient to conduct the Company’s businesses from and after the Closing in the same manner as currently conducted, and (iii) are in the exclusive possession and control of the Company, and no Person other than the Company is entitled to possession of any portion of the assets and properties of the Company.

2.6 Environmental Matters.

(a)  The Company and the Subsidiaries are in compliance in all material respects with all Environmental Laws and all Environmental Permits. The Company and the Subsidiaries possess all material Environmental Permits which are required for the operation of their respective businesses. The Company has not received any written notice, report, or other information regarding any actual or alleged violation of Environmental Law or Environmental Permit or any currently pending or unresolved claims relating to actual or potential Liability under Environmental Law and the Company is not the subject of any Order under Environmental Law.

(b)  The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials so as to give rise to any material Liability. The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to any Environmental Law or Hazardous Materials.

(c)  The Company has furnished to Buyer all material environmental audits, reports, and other material documents relating to environmental matters relating to the Company and each of its predecessors, and each of its respective past or current properties, facilities or operations, that are in the Company’s current possession, custody or control.

2.7 Taxes.

(a)  Each of the Subsidiaries has had, since its formation, the U.S. federal income tax classification set forth on Section 2.7(a) of the Disclosure Schedule.

(b)  The Company and the Subsidiaries (i) have timely filed all Tax Returns required to be filed by the Company and the Subsidiaries, (ii) all such Tax Returns were true, correct and complete in all material respects when filed and all Taxes due by the Company and each of the Subsidiaries have been timely paid in full when due regardless of whether shown to be due on such Tax Returns, (iii) have or have caused to be duly and timely withheld and paid over to the appropriate Governmental Authorities all Taxes required to be so withheld and paid over for all periods under all applicable Laws, (iv) has collected and properly maintained all documentation and forms related to Taxes required to be so collected and maintained, and (v) have complied with information reporting requirements with respect to such withheld amounts.

(c)  The unpaid Taxes of the Company and each of the Subsidiaries (i) did not, as of June 30, 2019, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited consolidating balance sheet of the Company and its Subsidiaries, at June 30, 2019 (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and each of its Subsidiaries in filing their Tax Returns;

(d)  Since December 31, 2014, neither the Company nor any Subsidiary has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any closing agreement, settled any claim or assessment in respect of Taxes, prepared or filed any Tax Return inconsistent with past practice or applicable Law or any amended Tax Return, settled any claim or assessment in respect of Taxes, surrendered any refund claim, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(e)  There are no state, local or foreign tax audits, examinations or administrative proceedings pending or currently being conducted with respect to the Company or any of its Subsidiaries and neither the Company nor any Subsidiary has received from any federal, state, local, or foreign Governmental Authority (including from Governmental Authorities in jurisdictions where the Company or the relevant Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit, examination or administrative proceeding, or (ii) written notice of deficiency or proposed adjustment for a material amount of Tax proposed, asserted, or assessed by any Tax Authority.

(f)   Neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Governmental Authority in writing in a jurisdiction where the Company or any of the Subsidiaries does not file a Tax Return that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(g)  Neither the Company nor any of the Subsidiaries is, nor has been, treated as residing in or having a permanent establishment or otherwise being deemed to be doing business in any manner (including activities of or through employees, independent contractors, licensees, resellers, or any other services or representative relationship or by or through any entities, facilities, offices or places of business) in any jurisdiction outside the United States.

(h)  Neither the Company nor any of the Subsidiaries has requested or received a ruling, technical advice memorandum or similar ruling or memorandum from any Governmental Authority or signed a closing or other agreement with any Governmental Authority and there is no power of attorney with respect to any Taxes that will remain outstanding after the closing.

(i) Neither the Company nor any of the Subsidiaries has been a party to any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4 or any other transaction requiring disclosure under similar provisions of state, local or foreign Tax law.

(j) Neither the Company nor any of the Subsidiaries is a party to any Tax allocation or Tax sharing agreement or similar arrangement or agreement (including an indemnification agreement or arrangement) the obligations of which will survive the Closing.

(k)  Neither the Company nor any of the Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of the Subsidiaries has any liability for the Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(l) Neither the Company nor any of the Subsidiaries is required to include an item of income in, or exclude an item of deduction from, any Tax period (or portion thereof) ending after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for federal income Tax purposes (or any similar doctrine under state, local or non-U.S. laws); (iii) any prepaid amounts received on or prior to the Closing Date other than amounts included on the Financial Statements or accrued in the ordinary course of business since then; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (vi) an election (including a protective election) pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); or (vii) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) with respect to a transaction occurring on or prior to the Closing Date.

(m) At no time during the two-year period ending on the date hereof was the Company a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code applied or was intended to apply.

(n)  There is no joint venture, partnership, limited liability company, or other arrangement or contract to which the Company or any Subsidiary is a party that is treated as a partnership for federal income Tax purposes.

(o)  All transactions or arrangements made by the Company and each Subsidiary with related parties have been made on arm’s length terms, in accordance with applicable transfer pricing principles and the processes by which prices, amounts and terms have been arrived at have, in each case, contemporaneous documentation substantiating the transfer pricing practices have been maintained.

(p)  The Company has delivered to Buyer correct and complete copies of all Tax Returns of the Company and each Subsidiary for taxable periods beginning on or after January 1, 2015, and all examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary filed or received at any time

(q)  There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company or the Subsidiaries.

2.8 Employee Benefit Plans.

(a)  Each “employee benefit plan,” as defined in ERISA, and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen) maintained, contributed to, or required to be contributed to, by (i) the Company or (ii) the Subsidiaries, or under which the Company has any Liability (including on account of any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Sections 414(b) or (c) of the Code (an “ERISA Affiliate”)), with respect to any current or former employee, director, officer or independent contractor of the Company or of the Subsidiaries (the “Employee Benefit Plans”), are listed in Section 2.8(a) of the Disclosure Schedule. The Company has provided to Buyer, as applicable: (i) correct and complete copies of each Employee Benefit Plan including (without limitation) all amendments thereto, all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan; (iv) all IRS determination, opinion, notification and advisory letters specific to each Employee Benefit Plan; (v) all material correspondence to or from any Governmental Authority relating to any Employee Benefit Plan; (vi) all COBRA forms and related notices within the last three (3) years; (vii) all discrimination tests for the Employee Benefit Plans for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Employee Benefit Plan; (xi) the most recent annual and periodic accounting of the Employee Benefit Plan assets; (x) all material written agreements and contracts relating to each Employee Benefit Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company or the Subsidiaries under any Employee Benefit Plan or proposed Employee Benefit Plan and which are not reflected in the current summary plan description and plan document; and (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Benefit Plan.

(b)  The Company is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the Employee Benefit Plans. Each Employee Benefit Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such Employee Benefit Plans.

(c)  No Actions (excluding individual claims for benefits incurred in the normal operation of the Employee Benefit Plan) have been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Employee Benefit Plan. Neither the Company nor the Subsidiaries have received any correspondence from the IRS or the Department of Labor regarding, and, to the Knowledge of the Company, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the Department of Labor with respect to any Employee Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to Employee Benefit Plans have or will have been timely made or accrued.

(d)  Any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of the Company, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. The Company does not have any plan or commitment to establish any new Employee Benefit Plan, to materially modify any Employee Benefit Plan (except to the extent required by Law or to conform any such Employee Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any new Employee Benefit Plan.

(e)  No Employee Benefit Plan is now or at any time has been subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Neither the Company, the Subsidiaries, nor, to the Knowledge of the Company, any other Person are subject to any Liability or penalty with respect to any Employee Benefit Plan under Section 4975 through 4980B of the Code (other than routine claims for benefits under any Employee Benefit Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan that would reasonably be expected to impose a material Liability on the Company or the Subsidiaries.

(f)   The Company, the Subsidiaries and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and neither the Company nor the Subsidiaries have represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(g)  Except as set forth on Section 2.8(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or the Subsidiaries under any Employee Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan, (iii) limit the right to merge, amend or terminate any Employee Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan.

(h)  Except as set forth on Section 2.8(h) of the Disclosure Schedule, no payment or benefit that will or may be made by the Company or the Subsidiaries with respect to any employee, former employee, director, officer or independent contractor of the Company or the Subsidiaries, either alone or in conjunction with any other payment, event or occurrence, (i) will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (ii) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which the Company or the Subsidiaries are a party or by which are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(i) Section 2.8(i) of the Disclosure Schedule sets forth the name, title and current annual salary of all present officers and employees of the Company and the Subsidiaries whose rate of annual compensation equals or exceeds $100,000 together with a statement of the full amount of all remuneration paid by the Company or the Subsidiaries to each such person, during the twelve (12)-month period ending December 31, 2019.

(j) The Company does not maintain any Employee Benefit Plan or other benefit arrangement covering any employee or former employee outside of the United States and has never been obligated to contribute to any such plan. The Company and each ERISA Affiliate has, for purposes of each Employee Benefit Plan, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable.

2.9 Labor Matters.

(a)  The Company has made available to Buyer a complete list of all employees of the Company and the Subsidiaries, with the current rate of compensation (if any, and including salary, wages, commissions, and bonus target) payable to each, any accrued but unused vacation time and/or sick leave time, any earned but unpaid incentive, bonus or deferred payments under any Employee Benefit Plan, the date of employment or engagement of each such Person, job title or position, part- or full-time status, classification as exempt or non-exempt for wage and hour purposes, and if on leave, the expected return date.

(b)  Neither the Company nor the Subsidiaries (i) are a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or the Subsidiaries nor does the Company or the Subsidiaries know of any activities or proceedings of any labor union to organize any such employees, (ii) have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or the Subsidiaries, and (iii) have any Knowledge of any unfair labor practice charges or complaints pending, or threatened, against the Company or the Subsidiaries, and no such charge or complaint has been filed against the Company or the Subsidiaries in the past three (3) years. Neither the Company nor the Subsidiaries are engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.

(c)  During the past three (3) years, (i) each of the Company and the Subsidiaries is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to employment and employment practices, discrimination or harassment in employment, immigration and naturalization, retaliation, occupational safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, wages, hours, vacation, leaves, employee whistle-blowing, employee privacy, disability, collective bargaining, secondment, layoffs, and classification of workers as employees and independent contractors and as exempt or nonexempt under the Fair Labor Standard Act and comparable state Laws, and employment record keeping and posting requirements, (ii) except as disclosed in Section 2.9(c) of the Disclosure Schedule, to the Knowledge of the Company, there have been no Actions pending before any Governmental Authority, or threats thereof with respect to labor and employment Laws or matters, including Actions between the Company or the Subsidiaries (on the one hand) and any of the current or former employees or current or former workers of the Company or the Subsidiaries (on the other hand), (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of the Company, threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Authority, (iv) neither the Company nor the Subsidiaries have been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Authority relating to their current or former employees or employment practices, and (v) to the Knowledge of the Company, neither the Company nor the Subsidiaries have been subject to any audit or investigation by the Occupational Safety and Health Administration, the Department of Labor, or other Governmental Authority with respect to labor or employment Laws or with respect to the employees of the Company or the Subsidiaries, or subject to fines, penalties, or assessments associated with such audits or investigations. To the Knowledge of the Company, there is no reasonable basis for any claim by any current or former employee, candidate, or non-employee worker that they were subject to a wrongful discharge, or any employment discrimination or retaliation by the Company or the Subsidiaries, or their respective management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap, any other protected characteristic or activity protected under applicable Laws, or based upon an alleged breach of contract. There are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company or the Subsidiaries under any worker’s compensation policy, short-term disability plan or policy, or long-term disability plan or policy (other than routine claims for payment of benefits).

(d)  Neither the Company nor the Subsidiaries have experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or the Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or the Subsidiaries, and, during the ninety (90) day period preceding the date hereof, no Person has suffered an “employment loss” (as defined in the WARN Act) with respect to the Company or the Subsidiaries. Except as disclosed in Section 2.9(d) of the Disclosure Schedule, in the past twelve (12) months no officer’s or key employee’s employment with the Company or the Subsidiaries has been terminated for any reason, and, to the Knowledge of the Company, no officer or key employee has expressed any plans to terminate his, her or their employment or service arrangement with the Company or the Subsidiaries prior to Closing or within one (1) year following the consummation of the transactions contemplated hereby.

(e)  To the Knowledge of the Company, the Company and the Subsidiaries have properly treated all individuals performing rendered services to either the Company or the Subsidiaries as employees, leased employees, independent contractors or agents, as applicable, for all federal, state local and foreign Tax purposes. There has been no determination by any Governmental Authority that any independent contractor is an employee of the Company or the Subsidiaries, or that an employee of the Company or the Subsidiaries was improperly classified as exempt or nonexempt under the Fair Labor Standard Act and comparable state Laws.

(f)   Every employee of the Company and the Subsidiaries who requires authorization from a Governmental Authority to work in such employee’s place of work, as set forth on Section 2.9(f) of the Disclosure Schedule, has the necessary immigration documentation or other necessary permission. The Company and the Subsidiaries, as applicable, are in compliance in all material respects with all Laws regarding immigration and/or employment of non-citizen workers, work authorization, and the use of E-Verify or similar work-authorization verification systems, and all Persons employed by the Company and the Subsidiaries or retained as independent contractors by the Company and the Subsidiaries during the past three (3) years were at the time of their employment, legally entitled to work in the United States. There is no pending or, to the Knowledge of the Company, threatened investigation by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration laws.

(g)  Except as set forth on Section 2.9(g) of the Disclosure Schedule, neither the Company nor the Subsidiaries are party to, or otherwise bound by, any Contract, including any confidentiality, non-competition, non-solicitation or proprietary rights agreement, between the Company or the Subsidiaries on the one hand, and any other Person on the other hand, that in any way adversely affected, affects or may affect (i) the performance of his or her duties as an employee, officer or director of the Company or any of the Subsidiaries, or (ii) the ability of the Company, the Subsidiaries or Buyer to conduct the business of the Company or the Subsidiaries. In the past five (5) years, neither the Company nor the Subsidiaries have received notice from any third party that any Person currently or formerly engaged or employed by or affiliated with the Company or the Subsidiaries (i) has violated any of the terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such Person has entered with any third party, (ii) has disclosed or utilized any trade secret or proprietary information or documentation of any third party, or (iii) has interfered in the employment relationship between any third party and any of such third party’s present or former employees. Neither the Company nor the Subsidiaries are obligated to indemnify any Person for such Person’s breach of any terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such Person has entered with any third party.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in forgiveness, in whole or in part, of any outstanding loans made by the Company or the Subsidiaries to any current or former employees, directors or consultants of the Company or the Subsidiaries.

2.10 Compliance with Law; Permits.

(a)  Neither the Company nor the Subsidiaries are in conflict with, or in default or violation of: (i) any Law or Order applicable to the Company or the Subsidiaries, or by which any of their respective properties is bound or affected, or (ii) any Contract to which the Company or the Subsidiaries are a party or by which the Company or the Subsidiaries or any of their respective properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a Material Adverse Effect. No Governmental Authority has indicated in writing to the Company or the Subsidiaries an intention to conduct an investigation or review against the Company or the Subsidiaries, and, to the Knowledge of the Company, no investigation or review by any Governmental Authority is pending or threatened against the Company or the Subsidiaries, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b)  The Company and the Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Authorities which are material to operation of the business of the Company and the Subsidiaries as currently conducted (collectively, the “Material Permits”). To the Knowledge of the Company, the Company and the Subsidiaries are in compliance in all material respects with the terms of the Material Permits. Section 2.10(b) of the Disclosure Schedule sets forth a complete and accurate list of each Material Permit. The Material Permits are valid and subsisting in all material respects, and, to the Knowledge of the Company, neither the Company nor the Subsidiaries have received any written notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any Material Permit.

2.11 Legal Proceedings . Except as listed in Section 2.11 of the Disclosure Schedule, as of the date of this Agreement, and for the past five (5) years, there is and has been no Action, suit, proceeding at law or in equity, any arbitration, any administrative or other proceeding pending, or, to the Knowledge of the Company threatened, against the Company, the Subsidiaries or any of their respective officers or directors, in such person’s capacity as such, or the businesses, properties or rights of the Company or the Subsidiaries, before any Governmental Authority, including, for the avoidance of doubt, the SEC. Neither the Company nor the Subsidiaries are, and for the past five (5) years have not been a party to, or to the Knowledge of the Company named in, any material Order.

2.12 No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of June 30, 2019 included in the Financial Statements or as disclosed in any Company SEC Report filed or furnished after such date and on or prior to the date hereof, neither the Company nor the Subsidiaries have at such date, or have incurred since that date, any Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except Liabilities or obligations which were incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or an Action for environmental Liability), or Liabilities which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

2.13 Absence of Changes. Except as set forth in Section 2.13 of the Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof, since December 31, 2018, the Company and the Subsidiaries have conducted their respective businesses in the Ordinary Course of Business and neither the Company nor the Subsidiaries have:

(a)  sold or transferred any portion of their respective assets or property that would be material to the Company or the Subsidiaries, except for sales in the Ordinary Course of Business;

(b)  suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of god or otherwise that is not covered by insurance;

(c)  suffered any change to their respective businesses which has had, or would reasonably be expected to have, a Material Adverse Effect;

(d)  modified or terminated any Contract that would have constituted a Material Contract (but for such modification or termination) or taken any action that would reasonably be expected to result in a material default under any Material Contract;

(e)  terminated or materially modified, waived any material right under or cancelled any Material Contract or waived any material right with respect to any of the items disclosed in Section 2.15 of the Disclosure Schedule;

(f)   entered into, modified or terminated any Contract with a Related Party;

(g)  (i) sold or transferred any Intellectual Property Rights owned or purported to be owned by the Company or the Subsidiaries or, other than in the Ordinary Course of Business, licensed or sublicensed any Intellectual Property Rights that the Company or the Subsidiaries own, purport to own, or use in the conduct of its businesses, or (ii) failed to maintain any issued patents or any registrations included in Intellectual Property Rights owned by the Company or the Subsidiaries or otherwise refrained from maintaining, protecting and prosecuting registered Intellectual Property Rights owned by the Company or the Subsidiaries and applications to register Intellectual Property Rights owned by the Company or the Subsidiaries;

(h)  incurred any Liens on any material assets or property, or any losses, damages, deficiencies, liabilities or obligations (whether absolute, accrued, contingent, disclosed or otherwise) that are required by GAAP to be provided or reserved against on a balance sheet (the “Liabilities”), except for Liabilities incurred in the Ordinary Course of Business which are not material to their respective business;

(i) granted any registration rights with respect to any of their respective equity securities;

(j) paid or declared any dividends or other distributions on their respective equity securities of any class or issued, purchased or redeemed any of their respective equity securities of any class;

(k)  transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 2.15 of the Disclosure Schedule;

(l) made any material capital expenditures;

(m) split, combined or reclassified any of their respective equity securities;

(n)  incurred any additional Company Indebtedness or amended or modified any existing Company Indebtedness other than in the Ordinary Course of Business;

(o)  made any capital investment in, or any loan to, any other Person;

(p)  amended any of their respective Charter Documents or enter into any joint venture or partnership;

(q)  hired, promoted or terminated the employment of any employee of the Company or the Subsidiaries, or taken any action to accelerate the vesting or payment, or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan;

(r)   made any Tax election not required by Law that could have a continuing effect on the Company or the Subsidiaries following the Closing Date, changed or revoked any material Tax election, filed or caused to be filed any amended Tax Return, agreed to extended any statute of limitations relating to any Tax, entered into any settlement or compromise with respect to any Tax liability, entered into any Tax sharing, Tax indemnity or Tax allocation agreement, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or entered into any closing or similar agreement with respect to any material Tax;

(s)   materially increased any bonuses, salaries, severance, profit sharing, insurance or other compensation or benefits to any director, officer, or employee except pursuant to an Employee Benefit Plan in existence as of the date hereof, as required by Law or in the Ordinary Course of Business;

(t) except as required by Law, adopted, modified or increased payments or benefits under any Employee Benefit Plan;

(u)  entered into any purchase agreement to acquire by merger or consideration or by purchase of all or substantially all of the equity securities or assets of, or to acquire by any other manner, any business entity or division thereof, or enter into any agreement to reorganize or recapitalize the Company or the Subsidiaries or amend or modify their respective Charter Documents;

(v)  materially changed any accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Company;

(w) entered into any settlement agreements for the settlement of any existing, pending or threatened Actions involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate;

(x)  materially changed cash management practices with respect to collection of accounts receivable, including discounting for early payment and factoring, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(y)  instituted, settled or compromised any Actions pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate; or

(z)  committed or agreed, whether orally or in writing, to do any of the things described in this Section 2.13.

2.14 Material Contracts. Section 2.14 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of the following Contracts (each a “Material Contract”) to which the Company and each Subsidiary is a party or by which it or any of their properties, rights or assets are bound:

(a)  any Contract that provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by the Company or the Subsidiaries of any amount or value reasonably expected to be in excess of  $250,000 annually;

(b)  any Contract (i) not to compete in any business or geographic area, (ii) that grants any Person the exclusive right to distribute products of the Company or the Subsidiaries, (iii) that grants “most favored nation” or similar preferred pricing to any Person, (iv) that grants rights of first refusal, rights of first offer, rights of first negotiation or similar rights or that materially limits the ability of the Company or the Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (v) that grants any Person a right to require the Company or the Subsidiaries to purchase all or any portion of the Company’s or the Subsidiaries’ requirements from any third party, or (vi) that obligates the Company or the Subsidiaries to provide maintenance and/or support with respect to any discontinued products of the Company or the Subsidiaries or any prior version of any products of the Company or the Subsidiaries;

(c)  any employment agreement, severance agreement, bonus agreement, indemnification agreement, consulting agreement, non-compete agreement, change-in-control or golden parachute agreement or similar agreement with or for the benefit of any employee, director or officer of the Company or the Subsidiaries whose annual total compensation exceeds $150,000;

(d)  any collective bargaining agreement with any labor union or other collective bargaining representative;

(e)  any Contract related to the assignment, license or other disposition or encumbrance of Intellectual Property Rights owned or used by the Company (other than contracts or agreements for commercially available “off the shelf” software for which the Company pays fees less than $50,000 per year, or the Company’s standard customer contracts);

(f)   any Contract in which the ultimate contracting party is a Governmental Authority;

(g)  any Real Property Leases;

(h)  any Contract relating to Company Indebtedness or loans made by the Company, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to employees for expenses in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business);

(i) any Contract that is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, the Company or the Subsidiaries in an amount in excess of  $250,000;

(j) any Contract granting any Person a Lien on all or any part of the assets of the Company, other than Liens which will be released at or prior to the Closing and Permitted Liens;

(k)  any Contract with the Top Customers or Top Suppliers;

(l) the Insurance Policies listed on Section 2.16 of the Disclosure Schedule;

(m) any Contract governing any business acquisition or disposition, merger or similar transaction, by the Company, regardless of whether such transaction has yet been consummated, either (i) within the last five (5) years or (ii) pursuant to which any indemnification, earn out or other contingent or deferred payments or similar rights or obligations remain outstanding;

(n)  any Contract that provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the transactions contemplated hereby;

(o)  any Contract that relates to voting, transfer or other arrangements related to any equity interests of the Company or the Subsidiaries or warrants, options or other rights to acquire any equity interests of the Company or the Subsidiaries (other than this Agreement, the Merger and the transactions contemplated hereby); or

(p)  any Contract that is otherwise material to the operations and business prospects of the Company and the Subsidiaries.

All of the Material Contracts are in full force and effect and constitute the valid, legal and binding obligation of the Company or the Subsidiaries, as applicable, and to the Knowledge of the Company, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by the Company or the Subsidiaries under any of the Material Contracts or, to the Knowledge of the Company, events which with notice or the passage of time would constitute a material breach or default by the Company or the Subsidiaries, and neither the Company nor the Subsidiaries has received written notice of any such material breach or default from any other party under any of the Material Contracts. To the Knowledge of the Company, neither the Company nor its Subsidiaries have received notice from any third party to any Material Contract requesting or threatening to amend, not renew or terminate such Material Contract. The Company is not a party to any Contract with a Governmental Authority. The Company has made available to Buyer true and complete copies of all the Material Contracts, including all amendments thereto.

2.15 Intellectual Property.

(a)  Section 2.15(a)(i) of the Disclosure Schedule contains an accurate and complete list of all Company Intellectual Property Rights (including, for each Company Registered Intellectual Property Right, the jurisdictions by or in which the same has been issued or registered or in which an application for such issuance or registration has been filed) and an internal or external identifier (including, for each Company Registered Intellectual Property Right, the registration or application numbers thereof). Section 2.15(a)(ii) of the Disclosure Schedule contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of the Company or the Subsidiaries, excluding (x) commercially available “off the shelf” software, and (y) Computer Software that the Company or the Subsidiaries receive as “free software”, “open source software” or under a similar licensing or distribution model. Section 2.15(a)(iii) of the Disclosure Schedule identifies which Computer Software is owned, licensed, leased or otherwise used in the business of the Company or the Subsidiaries, as the case may be. Section 2.15(a)(iv) of the Disclosure Schedule lists all Computer Software and service offerings that the Company or the Subsidiaries have licensed, sold, distributed or provided to third parties in the five (5) years prior to the date hereof, or that the Company or the Subsidiaries are obligated to provide maintenance or support thereunder (collectively, “Company Products”). Neither the Company nor the Subsidiaries own any patents or patent applications.

(b)  Section 2.15(b)(i) of the Disclosure Schedule lists any License Agreements and Contracts under which the Company or the Subsidiaries have granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any Company Intellectual Property Right. Section 2.15(b)(ii) of the Disclosure Schedule lists any License Agreements and Contracts under which (i) the Company or the Subsidiaries have deposited or are obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (ii) a third party is or under any circumstances may be entitled to receive source code directly from the Company or the Subsidiaries or from escrow.

(c)  Neither the Company nor the Subsidiaries are party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations that restrict the rights of the Company or the Subsidiaries to use or enforce any Company Intellectual Property Rights.

(d)  The Company or the Subsidiaries, as applicable, own all right, title, and interest, free and clear of all security interests and similar encumbrances, other than Permitted Liens, in and to all Company Intellectual Property Rights. Except as listed on Section 2.15(d) of the Disclosure Schedule, the Company or the Subsidiaries, as applicable, are listed in the records of the appropriate United States, state or foreign agency as the sole owner for each Company Registered Intellectual Property Right.

(e)  To the Knowledge of the Company, the Company’s and the Subsidiaries’ Licensed Intellectual Property Rights and the Company Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the Company and the Subsidiaries as currently conducted. To the Company’s Knowledge, without having performed any patent search or similar investigation, the conduct of the business of the Company and the Subsidiaries as such business is currently conducted, including the design, development, marketing and sale of the Company Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f)   Neither the Company nor the Subsidiaries have received any written, or, to the Knowledge of the Company, oral communications from any third party claiming that the operation of the business of the Company or the Subsidiaries, or any act of the Company or the Subsidiaries, or any Company Product or service, or the use of any Company Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. Neither the Company nor the Subsidiaries have received any written communication from a third party pursuant to which the third party offered the Company or the Subsidiaries a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g)  Neither the Company nor the Subsidiaries have received written notice of, and to the Knowledge of the Company, there is no pending or threatened Action by a third party before any Governmental Authority in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights. Neither the Company nor the Subsidiaries have received written notice of, and to the Knowledge of the Company, there is no pending or threatened Action relating to the business of the Company or the Subsidiaries before any Governmental Authority in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of the Company’s or the Subsidiaries’ Licensed Intellectual Property Rights or the rights of the Company or the Subsidiaries to use or exploit any of the Company’s or the Subsidiaries’ Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a Material Adverse Effect.

(h)  To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Intellectual Property Rights. Neither the Company nor the Subsidiaries have brought any Action against any third party alleging infringement, misappropriation or violation of Company Intellectual Property Rights that remain unresolved. Except as set forth Section 2.15(h) of the Disclosure Schedule, the Company and the Subsidiaries, as applicable, have the sole and exclusive right to bring an Action against a third party for infringement or violation of the Company Intellectual Property Rights.

(i) The Company Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and are valid and enforceable. To the Knowledge of the Company, neither the Company, the Subsidiaries nor any of their respective officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any of the Company Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any Company Registered Intellectual Property Rights, if any, have been paid and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights.

(j) There are no actions that must be taken by the Company or the Subsidiaries within 120 days of the Effective Time, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights, if any.

(k)  The Company and the Subsidiaries have made commercially reasonable efforts to protect their respective trade secrets and preserve their status as intellectual property under applicable Law. The Company and the Subsidiaries, as applicable, have in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with the Company or the Subsidiaries.

(l) Neither the Company nor the Subsidiaries have embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any general public license, lesser general public license or similar license arrangement or other distribution model, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property Rights (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property Rights; (iii) the creation of any obligation for the Company with respect to Company Intellectual Property Rights, or the grant to any third party of any rights or immunities under Company Intellectual Property Rights; or (iv) any other limitation, restriction or condition on the right of the Company or the Subsidiaries with respect to its or their use or distribution of any Company Intellectual Property Rights.

(m) Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of the Company or the Subsidiaries under such License Agreements or Contracts to the same extent the Company or the Subsidiaries would have been able to had the transactions contemplated hereby not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties, payments which the Company or the Subsidiaries would otherwise be required to pay under such License Agreements and Contracts. The consummation of the Merger and the transactions contemplated hereby will not (i) result in the breach, modification, cancellation, termination, or suspension of any of the Company’s or the Subsidiaries’ License Agreements or any Contract with any customer of the Company or the Subsidiaries, or give any Person (other than the Company or the Subsidiaries) or a party to any of the Company’s or the Subsidiaries’ License Agreements or any Contract with any customer of the Company or the Subsidiaries the right to do any of the foregoing, (ii) give rise to a right by any third party to obtain, directly from the Company or the Subsidiaries or from escrow, source code for Computer Software or other proprietary materials of the Company or the Subsidiaries, (iii) result in the loss or impairment of the Company’s or the Subsidiaries’ ownership of or right to use the Company Intellectual Property Rights or Licensed Intellectual Property Rights, or (iv) cause Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(n)  To the Company’s Knowledge, since December 31, 2014, the Company and the Subsidiaries have complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of the Company and the Subsidiaries, except as set forth in Section 2.15(n) of the Disclosure Schedule. To the Company’s Knowledge, the Company and the Subsidiaries have complied in all material respects with all rules, policies and procedures established by the Company or the Subsidiaries, as applicable, from time to time with respect to the foregoing, if any. Neither the Company nor the Subsidiaries have received written notice of, and to the Knowledge of the Company, there is no pending or threatened Action against the Company or the Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To the Company’s Knowledge, the consummation of the Merger and the transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(o)  As described in Section 2.15(o) of the Disclosure Schedule, with respect to sensitive personally identifiable information, the Company and the Subsidiaries have taken commercially reasonable steps (including, without limitation, implementing and monitoring compliance with commercially reasonable measures with respect to technical and physical security) designed to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

(p)  As described in Section 2.15(p) of the Disclosure Schedule, the Company and the Subsidiaries maintain policies and procedures regarding data collection, data security, data theft and privacy that are commercially reasonable and, to the Company’s Knowledge, in compliance with all of their obligations to employees, customers and other Persons, and in compliance with all applicable Laws. Neither the Company nor the Subsidiaries have received written notice to the contrary with respect to any of the following, and, to the Company’s Knowledge the Company and the Subsidiaries: (i) have at all times complied with, and are presently in compliance with, all applicable Laws in connection with data collection, data privacy, information security, data security and/or personal information; (ii) have at all times complied with, and are presently in compliance with, their policies and procedures applicable to data collection, data privacy, information security, data security, and/or personal information; and (iii) have not experienced any breach or incident in which personal information or other sensitive data maintained or stored by or on behalf of Company and the Subsidiaries was or was reasonably suspected to have been stolen, compromised, improperly used or accessed. As described in Section 2.15(p) of the Disclosure Schedule, the Company and the Subsidiaries have operational business continuity plans addressing the possibility of future significant business disruptions, including procedures to follow in the event of the loss of key personnel, equipment and facilities. The use and dissemination of any and all data and information concerning individuals by the Company and the Subsidiaries is in compliance with all applicable privacy policies, terms of use, customer agreements and Law.

2.16 Insurance. Section 2.16 of the Disclosure Schedule sets forth a list of all insurance policies carried by the Company (the “Insurance Policies”). True and complete copies of the Insurance Policies have been made available to Buyer. All premiums payable under the Insurance Policies have been paid, and the Company and the Subsidiaries are in compliance with the terms of the Insurance Policies in all material respects. Neither the Company nor the Subsidiaries have received any written notice of cancellation of premium increase with respect to or alteration of coverage under any Insurance Policy since January 1, 2016. None of the Insurance Policies will terminate or cease to provide coverage after the Closing Date as a result of the Merger and the transactions contemplated by this Agreement. To the Knowledge of the Company, no provider thereof has threatened to terminate any Insurance Policy. All notices required to be provided by or on behalf of the Company under the Insurance Policies to the providers thereof have been timely provided. Prior to the date of this Agreement, the Company has furnished to Buyer a true, correct and complete list of all claims that have been made by or on behalf of the Company in the last three (3) years under any worker compensation, general liability, property or other insurance policy applicable to the Company or the Subsidiaries or any of its assets, properties or businesses, and the status thereof. There are no claims related to the business of the Company and the Subsidiaries pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

2.17 Affiliate Transactions. Except as otherwise set forth in Section 2.17 of the Disclosure Schedule and except for employment relationships and compensation, benefits and travel advances, to the Knowledge of the Company, neither the Company nor the Subsidiaries are party to any Contract with any of their respective Affiliates, stockholders, optionholders, officers, employees or directors or any of their Affiliates (each, a “Related Party”). To the Knowledge of the Company, no Related Party has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in the businesses of the Company and the Subsidiaries as currently conducted.

2.18 Brokers and Agents. Except as set forth in Section 2.18 of the Disclosure Schedule, no broker or finder has acted for the Company or the Subsidiaries in connection with the Transaction Documents or the transactions contemplated thereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Company.

2.19 Indebtedness. Section 2.19 of the Disclosure Schedule sets forth as of the date of this Agreement a true, correct and complete list separately identifying each Contract pursuant to which any Company Indebtedness is outstanding or may be incurred and the amount of Company Indebtedness thereunder as of December 31, 2019. Except as set forth in Section 2.19 of the Disclosure Schedule, the Company has no outstanding Company Indebtedness.

2.20 Top Customers and Top Suppliers. Section 2.20 of the Disclosure Schedule lists the (a) twenty (20) largest customers (the “Top Customers”) of the Company and the Subsidiaries for the twelve (12) month period ended December 31, 2018 and the eight month period ended August 31, 2019 in terms of aggregate total sales in dollars by the Company, and (b) the twenty (20) largest suppliers (the “Top Suppliers”) of the Company and the Subsidiaries for the twelve (12) month period ended December 31, 2018 and the seven month period ended July 31, 2019 in terms of aggregate total purchases in dollars by the Company. To the Knowledge of the Company, since August 31, 2019, no Top Customer or Top Supplier has provided written or verbal notice (A) of a material dispute or (B) that it intends to reduce its purchases from, or sales to, the Company or the Subsidiaries. No Top Customer or Top Supplier has terminated, or provided written notice to terminate, any of its Contracts with the Company or the Subsidiaries.

2.21 Bank Accounts. Section 2.21 of the Disclosure Schedule sets forth each of the bank accounts of the Company and the Subsidiaries, together with the authorized signatories for such accounts.

2.22 Accounts Receivable. The accounts receivable of the Company and the Subsidiaries represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the Company or the Subsidiaries in the Ordinary Course of Business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not subject to any defenses, set-offs or counterclaims. The Company and the Subsidiaries have performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time.

2.23 The Proxy Statement. The Proxy Statement, at the time it is filed with the SEC, at the time it is first mailed to the record holders of Shares of the Company and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will comply as to form in all material respects with the requirements of the Securities Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Buyer or Merger Sub or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference therein.

2.24 Foreign Operations.

(a)  The Company and the Subsidiaries have conducted, in all material aspects, their respective export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations and with all applicable provisions of economic sanctions laws, including the Trading with the Enemy Act, the International Emergency Economic Powers Act and implementing regulations promulgated and administered by the Office of Foreign Assets Control (“OFAC”) (collectively, the “Export Laws”). Without limiting the foregoing, (a) the Company and the Subsidiaries have obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States, (b) the Company and the Subsidiaries are in material compliance with the terms of all applicable export licenses or other approvals, (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or the Subsidiaries with respect to such export licenses or other approvals, (d) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or the Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims, actions or penalties; (e) except as disclosed in Section 2.24 of the Disclosure Schedule, neither the Company nor the Subsidiaries have filed with any Governmental Authority any voluntary disclosure relating to any actual or potential violation of the Export Laws and (f) no consents or approvals for the continued use (and the continued effectiveness and validity) of such export licenses by the Surviving Corporation following the Effective Time are required, except for such consents and approvals that can be obtained expeditiously without material cost. Neither the Company nor the Subsidiaries have, within the past five (5) years, sold, either directly or through third parties, its products to, or engaged in any transactions with, (i) any Person resident in Cuba, Iran, Syria, Sudan, North Korea, Burma, or the Crimea Region or (ii) the governments of Cuba, Iran, Syria, Sudan, North Korea, or Burma or anyone acting on their behalf.

(b)  Neither the Company, the Subsidiaries nor any of their respective officers, directors, or employees, nor, to the Knowledge of the Company, any of their respective agents, distributors, employees or other Person associated with or acting on their behalf have, directly or indirectly, (i) taken any action in violation of the following laws, but only to the extent that such laws are by their terms applicable to such actions: (a) the Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, or (c) any Law implementing the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business or any rules or regulations thereunder, or (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly; or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(c)  All imports into the United States made by the Company and the Subsidiaries were made in material compliance with all laws, regulations and policies enforced by U.S. Customs and Border Protection, and any other United States Governmental Authority that is responsible for regulating the goods being imported by the Company and the Subsidiaries. Neither the Company nor the Subsidiaries are subject to any fines or penalties, and there are no fines or penalties that it may become subject to, under the provisions of 19 USC §§ 1592 and 1595a, or under any other law or regulation relating to the importation of goods into the United States. The imported products for which the Company and the Subsidiaries are, or have been, the importer of record are not subject to, and there is no reason to believe any such imported products may become subject to: (i) any detention, seizure or forfeiture; (ii) any notice of redelivery or claim for liquidated damages; (iii) any anti-dumping or countervailing duty; or (iv) any other violation, fine or penalty.

2.25 Agreements with Regulatory Agencies. Neither the Company nor the Subsidiaries (a) are subject to any cease-and-desist or other Order issued by, (b) are not a party to any Contract, consent agreement or memorandum of understanding with, (c) are not a party to any commitment letter or similar undertaking to, (d) are not subject to any order or directive by, (e) are not a recipient of any extraordinary supervisory letter from, and (f) have not adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 2.25, a “Regulatory Agreement”), any Governmental Authority that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the Surviving Corporation’s ability to conduct the business of the Company and the Subsidiaries after the Effective Time, as presently conducted. Neither the Company nor the Subsidiaries have been advised by any Governmental Authority that such Governmental Authority is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect.

2.26 Opinion of Financial Advisor. Nomura Securities International, Inc. (the “Fairness Advisor”) has rendered to the Company Board its opinion to the effect that the Enterprise Value is fair, from a financial point of view, to the Company, subject to the qualifications and assumptions contained therein. A copy of such opinion has been delivered to Buyer. The Company has been advised that the Fairness Advisor will permit the inclusion of its opinion in its entirety and, subject to prior review and consent by the Fairness Advisor, as applicable, a reference to its opinion in the Proxy Statement.

Article III.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Each of Buyer and Merger Sub hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing, as follows:

3.1 Organization and Qualification. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Buyer and Merger Sub is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Buyer or Merger Sub. All of the issued and outstanding capital stock of Merger Sub is owned directly by Buyer free and clear of any Liens of any kind.

3.2 Authorization; No Conflict.

(a)  Each of Buyer and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party delivered in connection with this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents by Buyer and Merger Sub and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub and no other corporate proceedings on the part of Buyer and Merger Sub are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitute the legal and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(b)  The execution, delivery and performance of Transaction Documents by Buyer and Merger Sub, and the consummation of the transactions contemplated thereby, will not, with or without notice, lapse of time, or both: (i) conflict with or result in a breach or violation of the Charter Documents of Buyer or Merger Sub (as applicable); (ii) violate in any material respect any Law to which Buyer and Merger Sub or any of their respective properties, rights or assets are subject or bound or require the consent, authorization or approval of, or notice to, any Governmental Authority, to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or Merger Sub.

3.3 Brokers and Agents. Except for Needham & Company, neither Buyer nor Merger Sub has employed any broker, finder or agent in connection with the transactions contemplated hereby.

3.4 Sufficient Funds. Buyer currently has, and as of the Effective Time will have, sufficient funds to consummate the transactions contemplated hereby and to perform its obligations hereunder. The obligation of Buyer and Merger Sub to consummate the transactions contemplated by the Transaction Documents are not contingent on Buyer or Merger Sub obtaining funds or any equity or debt financing.

3.5 The Proxy Statement. The information supplied by Buyer, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to record holders of Shares of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Buyer or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

3.6 Investigation by Buyer and Merger Sub. Buyer and Merger Sub have conducted their own independent investigation, verification, review and analysis of the businesses, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by Buyer, Merger Sub and their respective Affiliates and, to the extent Buyer and Merger Sub deemed appropriate, by Buyer’s and Merger Sub’s respective representatives. Each of Buyer and Merger Sub acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company. In entering into this Agreement, each of Buyer and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or any of the Company’s representatives (except the representations and warranties of the Company set forth in Article II).

3.7 Interested Stockholder. Neither Buyer nor any of its subsidiaries, nor any “affiliate” or “associate” of Buyer or any of its subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL. None of Buyer, Merger Sub or any of their Affiliates directly or indirectly owns any Shares, other than shares beneficially owned through benefit or pension plans.

Article IV.
PRE CLOSING COVENANTS

4.1 Conduct of Business Pending Closing. The Company agrees that, except as (i) set forth on Section 4.1 of the Disclosure Schedule, (ii) may be expressly required by this Agreement, or (iii) required by Law or by a Governmental Authority, or by any Contract to which the Company or the Subsidiaries are a party, during the period commencing on the date of this Agreement and ending at the earlier of (A) the Effective Time and (B) termination of this Agreement pursuant to Section 7.1, the Company (x) shall use commercially reasonable efforts to conduct the operations of the Company and the Subsidiaries in all material respects only in the Ordinary Course of Business, preserve the goodwill and relationships with customers and suppliers of the businesses of the Company and the Subsidiaries, preserve the Company’s and the Subsidiaries’ assets and properties in good repair and condition consistent with past practice, record all vendor invoices received, pay all expenses, payroll and Taxes on time and as due, send and require customers to pay all invoices on time and as due, and maintain the Company’s and the Subsidiaries’ Material Permits in full force and effect, and (y) shall not do any of the actions set forth in Section 2.13, including entering into any material or long-term commitments, agreeing to increased amounts due to vendors in return for additional time to pay, and incurring travel and entertainment expenses outside the Ordinary Course of Business.

4.2 Access to Information; Confidentiality.

(a)  Between the date of this Agreement and the earlier of (i) the date on which this Agreement is terminated pursuant to the terms hereof and (ii) the Closing Date, the Company shall afford to the officers and other representatives of Buyer reasonable access, upon Buyer’s reasonable prior request, during normal business hours and in a manner that does not disrupt or interfere with business operations, to the Company’s and the Subsidiaries’ premises, properties, books and records, Contracts and other documents, financial and operating data and employees. Notwithstanding the foregoing, the Company shall not have any obligation to provide Buyer with any such access or information which is subject to attorney-client privilege, or prohibited under applicable Laws. The Company will also afford access by Buyer to such of its Top Customers and Top Suppliers as Buyer reasonably requests; provided that (x) the Company shall be entitled to be present for all discussions and meetings with such customers and suppliers and (y) no such access shall be afforded or information shared as would be in violation of any applicable Laws, including Antitrust Laws. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 4.2 that constitutes “Evaluation Material” (as such term is defined in the Confidentiality Agreement) shall be governed by the terms of the Confidentiality Agreement.

(b)  Each party will hold, and will use its commercially reasonable efforts to cause its Agents to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby by a Governmental Authority), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Affiliates furnished to it by such other party or its Agents in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the Company or Buyer, as applicable, or its Agents or Affiliates, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the Company or Buyer, as applicable, and its Agents or Affiliates or (z) later acquired by the Company or Buyer, as applicable, or its Agents or Affiliates from another source if the recipient is not aware that such source is under an obligation to the Company or Buyer, as applicable, or such party’s Affiliates to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or Buyer, as the case may be, the other party will, and will cause its Agents to, promptly return or cause to be returned all copies of documents and information furnished by the Company or Buyer, as applicable, or its Agents to such party and its Agents in connection with this Agreement or the transactions contemplated hereby or destroy or cause to be destroyed all such documentation and information and all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or Buyer, as applicable, or its Agents or Affiliates.

4.3 Notification of Certain Matters.

(a)  Each of Buyer, Merger Sub and the Company agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, of any event which occurrence or failure to occur would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 4.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. No disclosure after the date hereof of an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

(b)  The Company shall promptly notify Buyer of, and provide to Buyer a copy of, (i) any notice or other communication the Company, the Subsidiaries or any of their representatives receive from (y) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (z) any Governmental Authority alleging that the consent of such Governmental Authority is or may be required in connection with the transactions contemplated by this Agreement or (ii) any change(s) that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect or to delay or impede the ability of any of the parties to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

4.4 Cause Conditions to be Satisfied. Subject to the terms and conditions set forth herein and to applicable Laws, each of the Company, Buyer and Merger Sub shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all necessary action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.

4.5 Governmental Consents. Buyer and the Company agree to comply with reasonable requests for information from Governmental Authorities, if any, and to make any filing required to be made by a Governmental Authority prior to the Closing. Except as may be restricted by applicable Laws, (i) the parties hereto shall cooperate with each other with respect to the obtaining of information needed for the preparation of the notification and report forms required to be filed pursuant to the to the Laws of any other jurisdiction by Buyer, the Company or the Subsidiaries in connection with the transactions contemplated hereby, (ii) the parties shall use commercially reasonable efforts and shall cooperate in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, and (iii) the parties shall cooperate and shall provide notice and opportunity to consult regarding all meetings with Governmental Authorities, and regarding all written communications with Governmental Authorities, in each case in connection with the transactions contemplated hereby.

4.6 No Solicitation.

(a)  Except as permitted by this Section 4.6, the Company agrees that from the date of this Agreement until the earlier of (i) the date on which this Agreement is terminated pursuant to the terms hereof and (ii) the Closing Date, the Company shall not, and none of its respective officers, directors, agents or Affiliates shall: (A) enter into any written or oral agreement or understanding with any Person (other than Buyer and its Affiliates) regarding an Acquisition Transaction; (B) negotiate, initiate or solicit, or knowingly encourage or facilitate the negotiation, initiation or submission of, any expression of interest, inquiry, proposal or offer from any Person (other than Buyer and its Affiliates), or enter into any negotiations with any Person (other than Buyer and its Affiliates), relating to or involving, directly or indirectly, an Acquisition Transaction; or (C) provide any Person (other than Buyer and its Affiliates) confidential information in connection with a due diligence review conducted by such Person with respect to an Acquisition Transaction. The Company and its agents, representatives and Affiliates have previously ceased and terminated all existing activities, discussions or negotiations with any Person (other than Buyer and its Affiliates) conducted heretofore with respect to any Acquisition Transaction. The Company has requested the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such Persons or their representatives in connection with any Acquisition Transaction.

(b)  The Company agrees that it will notify Buyer promptly (and in any event within twenty-four (24) hours after the Company’s receipt) following receipt of an Acquisition Proposal by the Company, and the Company shall (i) provide Buyer with written notice of such Acquisition Proposal including the identity of the Person or group making such Acquisition Proposal and (ii) provide to Buyer an unredacted copy of any such Acquisition Proposal made in writing (including any financing commitments or other agreements related thereto) (or if such Acquisition Proposal is not in writing, a written description of the terms and conditions thereof) and unredacted copies of all other draft agreements and material written documents and correspondence exchanged between the Company or any of its Affiliates or its or their representatives, on the one hand, and the Person or group or its representatives making such Acquisition Proposal, on the other hand, in connection with such Acquisition Proposal. From and after such notification, the Company shall keep Buyer fully informed on a reasonably prompt basis of any material developments, discussions or negotiations regarding, or changes to the material terms and conditions of, any such Acquisition Proposal, including providing to Buyer promptly, and in no event later than twenty-four (24) hours after receipt thereof, unredacted copies of any additional proposals, counterproposals, draft agreements and material written documents and correspondence exchanged between the Company or any of its Affiliates or its or their representatives, on the one hand, and the Person or group or its representatives making such Acquisition Proposal, on the other hand, in connection with such Acquisition Proposal.

(c)  Notwithstanding anything to the contrary set forth in this Section 4.6 or otherwise contained in this Agreement, if at any time prior to the receipt of the Requisite Stockholder Approval, (i) the Company or any of its Affiliates or representatives has received a bona fide Acquisition Proposal from any Person that did not result from a breach of this Section 4.6, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and, after consultation with the Company’s outside legal counsel, that the failure to take such action described in clause (A) or (B) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that (x) the Company shall promptly, and in no event later than twenty-four (24) hours, provide to Buyer any non-public information concerning the Company that is provided to any such Person and which was not previously provided to Buyer and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person (provided that such Acceptable Confidentiality Agreement does not prohibit the Company from providing any information to Buyer in accordance with this Section 4.6 or otherwise prohibit the Company from complying with its obligations under this Agreement), and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Prior to the Company first taking any of the actions described in clauses (A) or (B) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Buyer of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

4.7 Company Board Recommendation.

(a)  The Company shall obtain the Requisite Stockholder Approval in accordance with Section 4.8. Subject to the terms of this Section 4.7, the Company Board shall recommend adoption of this Agreement and the transactions contemplated hereby by the Stockholders (such recommendation, the “Company Board Recommendation”).

(b)  Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i) withdraw withhold or rescind (or modify or qualify in a manner adverse to Buyer or Merger Sub), or publicly propose to withdraw, withhold or rescind (or modify or qualify in a manner adverse to Buyer or Merger Sub), the Company Board Recommendation, (ii) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, or submit to the vote of any securityholders of the Company, any Acquisition Proposal, or approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under, Section 203 of the DGCL, (iii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Stockholders, (iv) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof or prior to the date of the Company Stockholder Meeting, or (v) resolve or agree to take any of the foregoing actions (each of clauses (i), (ii), (iii), (iv) and (v) a “Company Board Recommendation Change”). The parties acknowledge that a “stop, look and listen” communication by the Company Board or any committee thereof to the Stockholders pursuant to Rule 14d-9(f) of the Securities Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change; provided, that any such communication that has the substantive effect of withdrawing, modifying or qualifying in any adverse manner the Company Board Recommendation shall be deemed for all purposes of this Agreement to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication without any qualification.

(c)  Notwithstanding the foregoing or anything to the contrary in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may (i) effect a Company Board Recommendation Change in response to a Superior Proposal or (ii) terminate this Agreement pursuant to Section 7.1(f) in response to a Superior Proposal; provided that (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) in the case of a Superior Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that the applicable Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Buyer at least five (5) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 7.1(f) of its intent to take such action, specifying the reasons therefor (a “Notice of Intended Recommendation Change”), and in the case of any Notice of Intended Recommendation Change provided in connection with a Superior Proposal, such Notice of Intended Recommendation Change specifies the material terms and conditions of the related Superior Proposal, identifying the Person or group making such Superior Proposal and including, in addition to the information provided pursuant to Section 4.6(b), a copy of the most current version of the agreement or proposal and all material related documentation with respect to such Superior Proposal, (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 7.1(f), the Company shall, and shall cause its representatives to, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 7.1(f) and (E) taking into account any changes to the terms of this Agreement proposed by Buyer in any binding proposal, the Company Board or any committee thereof has determined in good faith (1) after consultation with the Company’s outside counsel, with respect to the actions described in this Section 4.7(c), that it would continue to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law not to effect the Company Board Recommendation Change and (2) after consultation with the Company’s outside legal counsel and financial advisor, with respect to the actions described in this Section 4.7(c), that the Acquisition Proposal received by the Company continues to constitute a Superior Proposal, in each case, if such changes offered by Buyer in such binding proposal were given effect; provided, further, that any purported termination of this Agreement pursuant to this Section 4.7(c) shall be void and of no force and effect unless such termination is in accordance with Section 7.1(f) and the Company pays to Buyer the Termination Fee in accordance with Section 7.2 prior to or concurrently with such termination. Following delivery of a Notice of Intended Recommendation Change in response to a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Superior Proposal, the Company shall provide a new Notice of Intended Recommendation Change to Buyer, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 7.1(f) following delivery of such new Notice of Intended Recommendation Change shall again be subject to clauses (D) and (E) of the immediately preceding sentence for a period of three (3) Business Days.

(d)  Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Securityholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Securities Exchange Act in each case after commencement of a tender offer, and (ii) making any disclosure to the Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, in the case of each of clauses (i) and (ii), that no Company Board Recommendation Change may be made unless the Company shall have first complied with its obligations under Section 4.7(c).

4.8 Requisite Stockholder Approval; Preparation of Proxy Statement.

(a)  As soon as practicable after the date hereof (but in any event within ten (10) Business Days after the date hereof, unless otherwise agreed by the Company and Buyer), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to a meeting of the Stockholders for the purpose of voting on the adoption of this Agreement and the transactions contemplated hereby (the “Company Stockholder Meeting”). The Company Board shall make and include such Company Board Recommendation in the Proxy Statement; provided, however, that the Company Board may make a Company Board Recommendation Change pursuant to, and in accordance and compliance with, Section 4.7. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Buyer or Merger Sub regarding Buyer or Merger Sub, for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply in all material respects with the applicable requirements of the Securities Exchange Act. The Company shall promptly notify Buyer and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC, whether written or oral, with respect to the Proxy Statement, including for amendments or supplements to the Proxy Statement, and shall provide Buyer and Merger Sub with copies of all correspondence relating thereto between the Company and the SEC or the staff of the SEC. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and shall use its reasonable best efforts to cause the Proxy Statement, in definitive form, to be disseminated to the Stockholders as promptly as reasonably practicable after the resolution of any such comments or after the SEC confirms that it will not review the Proxy Statement. The Company shall provide Buyer and Merger Sub and their respective counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Buyer, Merger Sub and their counsel. Prior to the filing of the Proxy Statement or the dissemination thereof to the Stockholders, the Company shall provide Buyer and Merger Sub a reasonable opportunity to review and to propose comments on such document, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Buyer, Merger Sub and their counsel.

(b)  Buyer and Merger Sub shall promptly provide to the Company all information concerning Buyer and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Buyer will cause the information relating to Buyer or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Buyer or Merger Sub with respect to information specifically supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

(c)  The Company shall duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Stockholders (and in any event the Company shall use reasonable best efforts to cause the meeting to be held no later than thirty-five (35) calendar days following the date the Proxy Statement is disseminated to the Stockholders). The Company shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), adjourn or postpone the Company Stockholder Meeting; provided that the Company may, after consultation with Buyer (Buyer’s prior written consent will not be required), adjourn or postpone the Company Stockholder Meeting (i) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (ii) if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Proxy Statement or (iii) to solicit additional proxies if the Company reasonably determines that it is advisable or necessary to do so in order to obtain the Requisite Stockholder Approval, in each case for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement.

(d)  If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of their respective subsidiaries or their respective officers or directors should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Securities Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other parties. Each of Buyer, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Article V.
OTHER COVENANTS

5.1 Employment Matters.

(a)  For at least one (1) year following the Effective Time (or until termination of the relevant employee, if earlier), Buyer shall provide or cause the Surviving Corporation to provide, and the Surviving Corporation immediately following the Closing agrees to provide, to all employees of the Company and the Subsidiaries at the Effective Time (“Company Employees”) (i) a salary or wage level that is reasonably comparable to the salary or wage level to which they were entitled at the Effective Time, (ii) benefits and perquisites that are reasonably comparable in the aggregate to the benefits and perquisites that similarly situated employees of Buyer were entitled to receive at the Effective Time and (iii) other terms and conditions of employment that are reasonably comparable to the terms and conditions applicable to similarly situated employees of Buyer at the Effective Time. To the extent permitted under Law, each Company Employee shall be subject to a background check and drug screening as a condition of continued employment.

(b)  Following the Effective Time, Buyer shall take commercially reasonable efforts to cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing agrees to take commercially reasonable efforts to ensure, or cause to ensure, that, except as required by the insurance company, no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate, other than those in place for similarly situated employees of Buyer.

(c)  With respect to each employee benefit plan, policy or practice, including vacation and paid time off plans, policies or practices, sponsored or maintained by the Surviving Corporation or its Affiliates, but without duplication of benefits, Buyer shall cause the Surviving Corporation to grant or cause to be granted, and the Surviving Corporation immediately following the Closing agrees to grant, or cause to be granted, to all Company Employees from and after the Effective Time credit for all service with the Company and its predecessors, prior to the Effective Time for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits and benefit accrual, but not with respect to defined benefit pension plans or retirement medical plans), subject to the terms of the plans.

(d)  No provision of this Agreement shall (i) create any right in any Company Employee to continued employment by Buyer, the Surviving Corporation or any of their Affiliates, or preclude the ability of Buyer, the Surviving Corporation or any of their Affiliates to terminate the employment of any employee for any reason (including, for the avoidance of doubt, during the one-year period immediately following the Effective Time), (ii) require Buyer, the Surviving Corporation or any of their Affiliates to continue any Employee Benefit Plans or prevent the amendment, modification or termination thereof after the Effective Time, (iii) confer upon any employee of Buyer, the Surviving Corporation or any of their Affiliates any rights or remedies under or by reason of this Agreement, or (iv) be treated as an amendment to any particular employee benefit plan of Buyer, the Surviving Corporation or any of their Affiliates.

5.2 Indemnification of Directors and Officers.

(a)  Buyer agrees to cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing shall ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company or the Subsidiaries or who, at the request of the Company or the Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or Person (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the Company’s or the Subsidiaries’ Charter Documents, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and the provisions with respect to indemnification and limitations on liability set forth in such Charter Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the Indemnified Persons without the prior written consent of the Indemnified Persons; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Buyer nor the Surviving Corporation shall settle, compromise or consent to the entry of judgment in any action or investigation or threatened action or investigation without the written consent of such Indemnified Person.

(b)  Prior to the Effective Time, the Company will purchase a “tail” policy to the current policy of directors’ and officers’ liability insurance maintained by the Company and the Subsidiaries, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(c)  Notwithstanding any other provisions hereof, the obligations of Buyer and the Surviving Corporation contained in this Section 5.2 shall be binding upon the successors and assigns of Buyer and the Surviving Corporation. In the event Buyer or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 5.2.

(d)  The obligations of Buyer and the Surviving Corporation under this Section 5.2 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.2 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.2 applies shall be third-party beneficiaries of this Section 5.2, each of whom may enforce the provisions of this Section 5.2).

5.3 Further Assurances. From time to time before or after the Closing Date, upon request of any party, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by the Transaction Documents.

5.4 Termination of Related Party Contracts. At or prior to the Closing, the Company and the Subsidiaries shall terminate all Contracts with Related Parties listed in Section 5.4 of the Disclosure Schedule, without any payment by or liability to the Company.

5.5 Tax Matters.

(a)  From the date hereof until the Effective Time, unless required by applicable Law, neither the Company nor the Subsidiaries shall make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, prepare or file any Tax Return inconsistent with past practice or inconsistent with applicable Law, prepare or file any amended Tax Return, surrender any refund claim, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Buyer.

(b)  From the date hereof until the Effective Time, the Company shall (i) prepare or cause to be prepared in a timely manner consistent with past practice, unless otherwise required by Law, all Tax Returns required to be filed by the Company or any of the Subsidiaries on or prior to the Closing Date, (ii) timely file all such Tax Returns described in the preceding sentence, and (iii) timely pay or cause to be paid all Taxes shown as due on such Tax Returns. The Company shall provide or make available to Buyer copies of any such income and other material non-income Tax Returns prior to filing.

(c)  All contracts, Tax sharing or similar agreements, arrangements, or intercompany account systems (other than a contract, arrangement or agreement entered into or made in the ordinary course of business, the primary subject matter of which is not Tax) under which the Company or any of the Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company and each such Subsidiary on or prior to the Closing Date, and the Company and each such Subsidiary shall thereafter be released from any liability thereunder.

5.6 Stockholder Litigation. The Company shall promptly advise Buyer orally and in writing of any Action brought by any stockholder of the Company against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby, including the Merger, and of any Dissenting Shares (each a “Company Transaction Legal Action”), and shall promptly inform Buyer of the status thereof. The Company shall give Buyer the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of, any Company Transaction Legal Action and shall not settle, or make any payment with respect to, any Company Transaction Legal Action without the prior written consent of Buyer. For the avoidance of doubt, each party shall be solely responsible for all of its own costs, fees and expenses associated with all Company Transactions Legal Actions.

5.7 De-registration. The Surviving Corporation shall cause the Common Stock to be de-registered under the Securities Exchange Act following the Effective Time.

5.8 Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Securities Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Securities Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

5.9 Cyber Insurance Tail Policy. Prior to the Effective Time, the Company will purchase a “tail” policy to the current policy of technology E&O, cyber and multimedia liability insurance maintained by the Company and the Subsidiaries, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

Article VI.
CONDITIONS PRECEDENT

6.1 Conditions Precedent to Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a)  Accuracy of Representations and Warranties. Each of the representations and warranties made by the Company herein (without giving effect to any limitations or qualifications as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, in which case such representations shall be true and correct as of such date), except where the failure to be true and correct has not resulted in, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Buyer shall have received a certificate signed by an executive officer of the Company, dated as of the Closing, to such effect.

(b)  Compliance with Covenants. The Company shall have performed or complied in all material respects with the agreements and covenants contained in this Agreement. Buyer shall have received a certificate signed by an executive officer of the Company, dated as of the Closing, to such effect.

(c)  No Litigation or Violation of Law. There shall not be pending any Action by any Governmental Authority: (i) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger or any of the other transactions contemplated by this Agreement and seeking to obtain from Buyer or the Company or any of the Subsidiaries any damages or other relief that could reasonably be expected to be material to Buyer or the Company or any of the Subsidiaries; (iii) seeking to prohibit or limit in any material respect the ability of Buyer to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) that could materially and adversely affect the right or ability of Buyer or the Company or any of the Subsidiaries to own the assets or operate the business of the Company or any of the Subsidiaries; (v) seeking to compel the Company or any of the Subsidiaries, Buyer or any Affiliate of Buyer to dispose of or hold separate any material assets or business as a result of the Merger or any of the other transactions contemplated by this Agreement; (vi) seeking to impose (or that, if adversely determined, could reasonably be expected to result in the imposition of) any criminal sanctions or liability on the Company or any of the Subsidiaries; or (vii) that if adversely determined would reasonably be expected to have a Material Adverse Effect.

(d)  Material Adverse Effect. Since the date of this Agreement, there has been no Material Adverse Effect.

(e)  Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(f)   Opinion of Financial Advisor. The opinion of the Fairness Advisor as set forth in Section 2.6 has not been withdrawn, revoked or modified as of the Closing.

(g)  Deliverables. Buyer shall have timely received all documents required to be delivered to Buyer under Sections 1.7 and 1.8(a).

6.2 Conditions Precedent To Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a)  Accuracy of Representations and Warranties. Each of the representations and warranties made by Buyer and Merger Sub herein (without giving effect to any limitations or qualifications as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing as if made as of the Closing (except for representations and warranties made as of a specific date, in which case such representations shall be true and correct as of such date), except where the failure to be true and correct has not resulted in, or would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Buyer or Merger Sub. The Company shall have received a certificate signed by an officer of Buyer, dated as of the Closing, to such effect.

(b)  Compliance with Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants contained in this Agreement. The Company shall have received a certificate signed by an officer of Buyer, dated as of the Closing, to such effect.

(c)  No Litigation or Violation of Law. There shall not be any action taken by any court of competent jurisdiction or other Governmental Authority or any other Person, and there shall not be in effect any Law, that prevents, makes illegal or enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby or seeks to do so.

(d)  Stockholder Approval. The Requisite Stockholder Approval shall have been obtained and not withdrawn.

(e)  Deliverables. The Company shall have timely received all documents required to be delivered to the Company under Section 1.8(b).

Article VII.
TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing solely:

(a)  by mutual written consent of Buyer and the Company;

(b)  by either Buyer or the Company if the Closing shall not have occurred by April 30, 2020 (the “Termination Date”); provided that a party seeking to exercise a termination right (the “Exercising Party”) pursuant to this Section 7.1(b) shall not have such right if the Exercising Party’s action or failure to fulfill any obligation under the Transaction Documents has been the principal cause of, or resulted in, the failure of the Closing to have occurred by such date;

(c)  by either Buyer or the Company, if a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling or taken any other action, or there shall exist any Law, in each case preventing or otherwise prohibiting the Closing or that otherwise has the effect of making the Closing or the transactions contemplated thereby illegal;

(d)  by Buyer (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth herein or a breach of any Voting Agreement by any party thereto, which breach or inaccuracy would cause any condition set forth in Section 6.1 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) Business Days after the Company’s receipt of written notice thereof);

(e)  by the Company (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Buyer set forth herein, which breach or inaccuracy would cause any condition set forth in Section 6.2 not to be satisfied if it remained uncured as of the Termination Date (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) Business Days after Buyer’s receipt of written notice thereof);

(f)   by the Company, at any time prior to the receipt of the Requisite Stockholder Approval, in the event that (i) the Company shall have received a Superior Proposal, (ii) the Company Board shall have determined to terminate this Agreement or effected or resolved to effect a Company Board Recommendation Change relating to such Superior Proposal in accordance with the terms set forth in Section 4.7(c), (iii) the Company shall have complied with all of its obligations under Section 4.7(c), (iv) the Company enters into, concurrently with the termination of this Agreement, a definitive written agreement providing for the consummation of a Superior Proposal, and (v) the Company pays Buyer the Termination Fee to Buyer pursuant to Section 7.2; or

(g)  by Buyer, in the event that (i) a Company Board Recommendation Change shall have occurred, (ii) a tender or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder) beneficially owning more than fifteen percent (15%) of the outstanding voting securities of the Company shall have been commenced by a Person who is not an Affiliate or representative of Buyer and the Company shall not have publicly announced, within ten (10) Business Days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer, (iii) the Company effects a Company Board Recommendation Change for the consummation of a Superior Proposal, (iv) the Company Board or any committee thereof shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after the receipt of a written request to do so from Buyer following an Acquisition Proposal (provided, that Buyer may only make such request once with respect to any one Acquisition Proposal (provided, further, that each time an Acquisition Proposal is amended or modified, Buyer shall be entitled to make a new request)) or (v) the Company shall have committed a material breach of its obligations under Section 4.6, which breach, if capable of being cured, has not been cured within five days after Buyer has given written notice to the Company of such breach.

7.2 Termination Fee. In the event that this Agreement is terminated pursuant to Sections 7.1(f) or 7.1(g), the Company shall pay to Buyer immediately upon such termination a termination fee of $720,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. The Company acknowledges that the agreement contained in this Section 7.2 is an integral part of this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in the event that Buyer receives the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Buyer, any of its Affiliates, or any other Person in connection with this Agreement (and the termination hereof), the other Transaction Documents, the transactions contemplated hereby and thereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Buyer, Merger Sub, any of their Affiliates, or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the other Transaction Documents, any of the transactions contemplated hereby or thereby or any matters forming the basis for such termination.

7.3 Effect of Termination. In the event of any termination of this Agreement pursuant to Article VII hereof, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its Affiliates, directors, officers, agents or representatives (including the Securityholders)) shall have any liability or obligation hereunder, except (i) the provisions of Article VIII (Definitions) and the following Sections shall survive any such termination: 7.2 (Termination Fee), 7.3 (Effect of Termination), 9.2 (Notices), 9.3 (Entire Agreement), 9.4 (Successors and Assigns), 9.5 (Counterparts), 9.6 (Governing Law), 9.7 (Submission to Jurisdiction; Waiver of Jury Trial), 9.8 (Enforcement), 9.15 (Fees and Expenses) and 9.16 (Disclosure Schedules), and (ii) except as set forth in Section 7.2, nothing herein shall relieve any party or parties hereto from any liability or damages resulting from any willful and material breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Securityholders, it being acknowledged that the Securityholders shall not have the right to assert directly any claim against Buyer or Merger Sub or otherwise enforce this Agreement).

Article VIII.
DEFINITIONS

8.1 Specific Definitions.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such Acceptable Confidentiality Agreement need not contain a “standstill” or similar provision).

“Acquisition Proposal” means any offer or proposal or indication of interest in making a proposal or offer (other than an offer or proposal by Buyer or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (i) any direct or indirect acquisition by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder) of more than fifteen percent (15%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder) beneficially owning more than fifteen percent (15%) of the outstanding voting securities of the Company; (ii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, reorganization or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Securities Exchange Act), would hold Shares, directly or indirectly, representing more than fifteen percent (15%) of the outstanding voting securities of the Company or voting power of the surviving entity after giving effect to the consummation of such transaction; or (iii) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license, or other acquisition of more than fifteen percent (15%) of the consolidated assets of the Company.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or Governmental Authority.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agents” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

“Aggregate Preferred Liquidation Preference Amount” means the aggregate amount equal to the sum of the Series A Preferred Liquidation Preference Amount, the Series B Preferred Liquidation Preference Amount and the Series C Preferred Liquidation Preference Amount.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means the Sherman Act, as amended; the Clayton Act, as amended; the HSR Act; the Federal Trade Commission Act, as amended; and all other federal, state and foreign Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” shall mean any day that is not a Saturday or a Sunday or a day on which banks located in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Certificate” has the meaning set forth in Section 1.9(b).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Charter Documents” means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement and the certificate of formation of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” means, as of 11:59 pm EST on the day immediately prior to the Closing Date, the unrestricted cash held on hand or in deposit, checking or other similar accounts (net of issued but undeposited or uncleared checks and drafts and net of any cash that is not freely transferrable without Taxes), including money market accounts, by the Company, and cash equivalents (including marketable securities) held by the Company, in each case, determined in accordance with GAAP. For the avoidance of doubt, “Closing Cash” shall not include cash reserved for security deposits or collateral.

“Closing Company Indebtedness” has the meaning set forth in Section 1.7(a).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Merger Consideration” means the (i) the Enterprise Value, plus (ii) the Closing Cash, plus (iii) the aggregate exercise price of the Options and Warrants that are not exercised prior to the Effective Time to the extent that such amount is not included in the definition of Closing Cash, minus (iv) the Closing Company Indebtedness, and minus (v) the Transaction Costs.

“COBRA” has the meaning set forth in Section 2.8(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.7(a).

“Company Board Recommendation Change” has the meaning set forth in Section 4.7(b).

“Company Charter” means the Certificate of Incorporation of the Company, dated November 22, 2005, as amended.

“Company Employees” has the meaning set forth in Section 5.1(a).

“Company Indebtedness” means, without duplication, the aggregate amount of (i) any obligations of the Company for borrowed money or with respect to deposits or advances of any kind to the Company (excluding advance payments) and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness, (ii) any obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of the Company upon which interest charges are paid (excluding trade accounts payable), (iv) any obligations of others secured by any Lien (other than a Permitted Lien) on property or assets owned by the Company, (v) any obligations representing the unpaid balance of the purchase price of any property (excluding trade payables), (vi) any lease obligations required to be capitalized under GAAP, (vii) any obligations of the Company under interest rate or currency swap transactions (valued at the termination value thereof), (viii) any amounts actually or potentially owed with respect to drawn or undrawn letters of credit issued for the account of the Company; (ix) the amount of $1,000,000 in respect of state sales Taxes; (x) commitments for capital expenditures, and (xi) any guarantees of any of the foregoing. For the avoidance of doubt, the Company Indebtedness shall not include the items set forth on Section 8.1(a) of the Disclosure Schedule but shall include the items set forth on Section 8.1(b) of the Disclosure Schedule.

“Company Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed exclusively to or registered to the Company or the Subsidiaries, as applicable.

“Company Leased Real Property” means all Real Property leased by the Company.

“Company Products” has the meaning set forth in Section 2.15(a).

“Company Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority that is owned by, licensed exclusively to or registered to the Company or the Subsidiaries, as applicable.

“Company SEC Reports” has the meaning set forth in Section 2.4(a).

“Company Stock Option Plans” means the Company’s 2008 Equity Compensation Plan and the Company’s 2010 Equity Compensation Plan, each as amended or otherwise modified from time to time.

“Company Stockholder Meeting” has the meaning set forth in Section 4.8(a).

“Company Transaction Legal Action” has the meaning set forth in Section 5.6.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Confidentiality Agreement” means the confidentiality letter agreement, dated August 29, 2019, between the Company and Buyer.

“Contract” means any oral or written agreement, contract, statement of work, lease, license, agreement, or commitment.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedule” has the meaning set forth in Article II.

“Dissenting Shares” has the meaning set forth in Section 1.11(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Enterprise Value” equals $12,000,000.

“Environmental Law” means any Law relating to pollution or protection of human health and safety with respect to any Hazardous Material, the environment and natural resources, including Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment or relating to the transport of Hazardous Materials. Without limiting the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. §653 et seq.) with respect to Hazardous Materials, and the regulations promulgated pursuant thereto, as amended, and their foreign and state law equivalents, all as in effect as of the date of this Agreement.

“Environmental Permit” means any permit or license issued, granted or required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exercising Party” has the meaning set forth in Section 7.1(b).

“Exhibits” has the meaning set forth in Section 9.3.

“Export Laws” has the meaning set forth in Section 2.25(a).

“Fairness Advisor” has the meaning set forth in Section 2.27.

“Final Merger Consideration Certificate” has the meaning set forth in Section 1.7(b).

“Financial Statements” has the meaning set forth in Section 2.4(a).

“Fully Diluted Shares” means the aggregate number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time, including, for purposes of this computation, the aggregate number of shares of Common Stock issuable upon (i) the exercise in full of all Options and Warrants as if such Options and Warrants were exercised immediately prior to the Effective Time and (ii) the conversion of all issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock as if such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were converted to shares of Common Stock immediately prior to the Effective Time.

“GAAP” has the meaning set forth in Section 2.4(a).

“Governmental Authority” means any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.

“Hazardous Material” means any chemical, material, substance, pollutant, contaminant or waste that is subject to regulation, standards of conduct or liability under any Environmental Law, or has been designated by any Governmental Authority or by any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde and all substances listed as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or regulated as a chemical or hazardous chemical under the Occupational Safety and Health Act, as amended, or the regulations promulgated pursuant to said Laws, or pursuant to analogous state Laws or regulations.

“Indemnified Persons” has the meaning set forth in Section 5.2(a).

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, invention disclosures, mask works, circuit designs and other designs, industrial design rights, discoveries, ideas, developments, data, works of authorship, software, confidential or proprietary technical, business and other information, including processes, techniques, methods, formulae, designs, product specifications, algorithms, supplier information, prospect lists, customer lists, projections, analyses, market studies and similar proprietary items that are in Company’s possession, and all rights therein and thereto, (b) patents and patent applications, including continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, and applications for registration thereof, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) Internet domain names (h) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (i) know how, (j) all rights in any of the foregoing provided by bilateral or international treaties or conventions, (k) the right and power to assert, defend and recover title to any of the foregoing and (l) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of Anthony Verdi, Donald Caldwell, John Heidelberger and Kevin Nelson, after reasonable inquiry of the Company’s or the Subsidiaries’ personnel.

“Law” means applicable law, order, judgment, rule, code, statute, regulation, ruling or ordinance of any Governmental Authority.

“Letter of Transmittal” means a letter of transmittal to be executed by each Securityholder in the form attached hereto as Exhibit E.

“Liability” has the meaning set forth in Section 2.13(f).

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Action or otherwise.

“Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

“Material Adverse Effect” shall mean any change, event, development or effect, individually or in the aggregate with all other changes, events, developments and effects, having a material adverse effect on (a) the businesses, assets, results of operations or financial condition of the Company or any of the Subsidiaries or (b) on the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the following changes, events, developments or effects shall be deemed not to constitute a “Material Adverse Effect,” and shall not be considered in determining whether a “Material Adverse Effect” has occurred, under clause (a) of this definition: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or orders or interpretations thereof or changes in accounting requirements or principles; (iii) changes affecting industries, markets or geographical areas in which the Company conducts its businesses; (iv) changes or effects solely resulting from the announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company; (v) the consummation of the transactions contemplated by this Agreement or any actions by Buyer, Merger Sub or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (vi) conduct by the Company prohibited under this Agreement for which Buyer gave its express prior written consent; (vii) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (viii) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal projections or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); except in the case of clauses (i), (ii), (iii) and (vii) to the extent the Company is materially and disproportionately adversely affected thereby as compared to other companies in the industries in which the Company operates (and then only to the extent of such disproportionate impact).

“Material Contracts” has the meaning set forth in Section 2.14.

“Material Permits” has the meaning set forth in Section 2.10(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration.

“Merger Consideration Certificate” has the meaning set forth in Section 1.7(b).

“Merger Sub” has the meaning set forth in the preamble.

“Notice of Intended Recommendation Change” has the meaning set forth in Section 4.7(c).

“OFAC” has the meaning set forth in Section 2.25(a).

“Open Source Software” has the meaning set forth in Section 2.15(l).

“Option and Warrant Merger Consideration” shall have the meaning set forth in Section 1.9(e).

“Optionholder” means a holder of Options as of the Closing Date.

“Options” means, collectively, all options to purchase shares of Common Stock issued and outstanding pursuant to the Company Stock Option Plans.

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Authority or any arbitrator.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with the past practices of such Person.

“Paying Agent” means Acquiom Financial LLC, in its capacity as the paying agent pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered into by and between the Company, the Buyer and the Paying Agent at the Closing, in the form attached hereto as Exhibit F.

“Per Share Common Merger Consideration” means (i) the Closing Merger Consideration, minus the Aggregate Preferred Liquidation Preference Amount payable in respect of all issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, divided by (ii) the Fully Diluted Shares, as set forth on the Final Merger Consideration Certificate.

“Per Share Series A Preferred Merger Consideration” means the greater of (i) a per share amount for each share of Series A Preferred Stock that is equal to the Series A Preferred Liquidation Preference Amount with respect to such share of Series A Preferred Stock, or the (ii) per share amount for each share of Series A Preferred Stock that is equal to the applicable Preferred As-Converted Amount with respect to such share of Series A Preferred Stock, in each case, as set forth on the Final Merger Consideration Certificate.

“Per Share Series B Preferred Merger Consideration” means the greater of (i) a per share amount for each share of Series B Preferred Stock that is equal to the Series B Preferred Liquidation Preference Amount with respect to such share of Series B Preferred Stock, or the (ii) per share amount for each share of Series B Preferred Stock that is equal to the applicable Preferred As-Converted Amount with respect to such share of Series B Preferred Stock, in each case, as set forth on the Final Merger Consideration Certificate.

“Per Share Series C Preferred Merger Consideration” means the greater of (i) a per share amount for each share of Series C Preferred Stock that is equal to the Series C Preferred Liquidation Preference Amount with respect to such share of Series B Preferred Stock, or the (ii) per share amount for each share of Series C Preferred Stock that is equal to the applicable Preferred As-Converted Amount with respect to such share of Series C Preferred Stock, in each case, as set forth on the Final Merger Consideration Certificate.

“Permitted Liens” means (i) any landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Lien arising or incurred, and which shall be paid and discharged, in the Ordinary Course of Business that does not materially detract from the value or use of the property encumbered thereby, (ii) any lien relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business that does not materially detract from the value or use of the property encumbered thereby, (iii) any defect or imperfection of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines, access, parking, drainage, slope, support, view and other similar purposes), encroachment, covenant or restriction that is of record as of the date hereof, or, if not of record as of the date hereof, that does not materially detract from the use of the property encumbered thereby by the Company and (iv) liens for Taxes not yet due and payable or Taxes being contested in good faith.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

“Preferred As-Converted Amount” means, with respect to each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the Per Share Common Merger Consideration multiplied by the number of shares of Common Stock (including fractional shares) issuable upon the conversion of such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to shares of Common Stock pursuant to the terms of the Company Charter (it being understood that the number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may vary including as a result of different issuance dates of each such share), all as set forth on the Final Merger Consideration Certificate.

“Preliminary Merger Consideration Certificate” has the meaning set forth in Section 1.7(a).

“Proxy Statement” has the meaning set forth in Section 4.8(a).

“Real Property” means all interests in real property including fee estates and leaseholds, subleaseholds, purchase options, options to lease, easements and licenses, rights to access and rights of way, and all buildings and other improvements thereon, owned, leased, subleased, licensed or used by the Company, together with any additions thereto or replacements thereof.

“Real Property Lease” means any lease, sublease, license or other Contract with respect to Real Property.

“Regulatory Agreement” has the meaning set forth in Section 2.26.

“Related Party” has the meaning set forth in Section 2.17.

“Requisite Stockholder Approval” has the meaning set forth in Section 2.2(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securityholders” means, collectively, the Stockholders, Optionholders and Warrantholders.

“Series A Preferred Liquidation Preference Amount” means, with respect to each share of Series A Preferred Stock, the amount payable in respect of such share of Series A Preferred Stock pursuant to Section 5 of the Certificate of Designation of Series A Preferred Stock of the Company Charter, dated as of January 14, 2009 (it being understood that the Series A Preferred Liquidation Preference Amount may vary for each share of Series A Preferred Stock as a result of different issuance dates and amount of accrued dividends in respect of each such share), as set forth on the Final Merger Consideration Certificate.

“Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value 0.001 per share.

“Series B Preferred Liquidation Preference Amount” means, with respect to each share of Series B Preferred Stock, the amount payable in respect of such share of Series B Preferred Stock pursuant to Section 5 of the Certificate of Designation of Series B Preferred Stock of the Company Charter, dated as of September 30, 2010, as amended (it being understood that the Series B Preferred Liquidation Preference Amount may vary for each share of Series B Preferred Stock as a result of different issuance dates and amount of accrued dividends in respect of each such share), as set forth on the Final Merger Consideration Certificate.

“Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company, par value $0.001 per share.

“Series C Preferred Liquidation Preference Amount” means, with respect to each share of Series C Preferred Stock, the amount payable in respect of such share of Series C Preferred Stock pursuant to Section 5 of the Certificate of Designation of Series C Preferred Stock of the Company Charter, dated as of April 19, 2017 (it being understood that the Series C Preferred Liquidation Preference Amount may vary for each share of Series C Preferred Stock as a result of different issuance dates and amount of accrued dividends in respect of each such share), as set forth on the Final Merger Consideration Certificate.

“Series C Preferred Stock” shall mean the Series C Preferred Stock of the Company, par value $0.001 per share.

“Shares” has the meaning set forth in Section 2.3(a).

“Stockholders” means the stockholders of the Company as of immediately prior to Closing.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of the Company’s obligations set forth in Section 4.6 that the Company Board has determined in good faith, after consultation with its outside legal counsel and its outside financial advisor, taking into account all legal, financial, financing and regulatory aspects of the Acquisition Proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms and all other matters that the Company Board considers appropriate, that, if consummated, would result in a transaction (a) more favorable to the Securityholders from a financial point of view than the Merger and (b) that is reasonably more likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%)”.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means with respect to any Person all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock franchise, profits, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, property (real and personal), environmental or windfall profit tax, escheat, unclaimed property obligations or other like assessment or tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Termination Fee” has the meaning set forth in Section 7.2.

“Transaction Costs” shall mean, without duplication, (a) all expenses of the Company incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of attorneys, accountants, investment bankers and other advisors and service providers, payable by the Company and which have not been paid as of the Closing Date, (b) all expenses related to obtaining the consent of any third party to approve the Merger and other transactions contemplated by this Agreement and the Transaction Documents, (c) fifty percent (50%) of all expenses payable to the Paying Agent with respect to the Paying Agent Agreement, (d) all expenses associated with obtaining the directors’ and officers’ liability insurance “tail” policy pursuant to Section 5.2(b), (e) all expenses associated with obtaining the technology E&O, cyber and multimedia liability insurance “tail” policy pursuant to Section 5.9, and (f) any severance, change of control bonus or stay or retention bonus or similar payments payable to Kevin Nelson and Anthony Verdi under their employment or consulting agreements as a result of or in connection with the consummation of the transactions contemplated by this Agreement (including the employer portion of any payroll Tax payments that are required in connection therewith) (collectively under this subsection (f), the “Change in Control Payments”).

“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Confidentiality Agreement, and any other agreement, document or certificates deliverable hereunder and all other agreements, documents and certificates executed by the parties hereto in connection with the consummation of the transactions contemplated hereby.

“Voting Agreement” has the meaning set forth in the recitals.

“Warrantholder” means a holder of Warrants as of the Closing Date.

“Warrants” means, collectively, all contractual rights to purchase Shares pursuant to warrant agreements issued by the Company.

8.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

8.3 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time. Unless otherwise expressly provided for in this Agreement, all dollar amounts referred to in this Agreement are stated in United States currency.

Article IX.
GENERAL

9.1 Survival. The respective representations and warranties of the parties in this Agreement and the other Transaction Documents shall not survive the Effective Time. The respective covenants of the parties in this Agreement and the other Transaction Documents that are (i) required to be performed prior to the Effective Time, shall not survive the Effective Time or (ii) required to be performed after the Effective Time shall survive the Effective Time and expire in accordance with their respective terms. This Article IX shall survive the Closing Date and shall remain in effect during such time as any covenant or agreement hereunder remains in effect.

9.2 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt), by electronic mail (if the sender on the same day during normal business hours sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid)), by registered or certified mail, postage prepaid, by nationally recognized overnight courier service (charges prepaid), as follows:

(a)  If to Buyer or Merger Sub (or, following the Closing, the Surviving Corporation):

Majesco

412 Mt. Kemble Avenue, Suite 110C

Morristown, New Jersey 07960

Attention: General Counsel

 Email: lori.stanley@majesco.com

With a required copy to (which shall not constitute notice to Buyer or Merger Sub):

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Valérie Demont
Email: vdemont@sheppardmullin.com

(b)  If to the Company (prior to Closing):

Inspro Technologies Corporation
1510 Chester Pike

400 Baldwin Tower
Eddystone, Pennsylvania 19022
Attention: Anthony Verdi
Email: averdi@inspro.com

With a required copy to (which shall not constitute notice to the Company):

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: James W. McKenzie, Jr.
Email: james.mckenzie@morganlewis.com

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered, emailed or telefaxed, (ii) one Business Day after it is sent during normal business hours for next Business Day delivery via a reputable nationwide overnight courier service, (iii) four Business Days after it is sent by registered or certified mail, and (iv) if given by any other means, shall be deemed given only when actually received by the addressees.

9.3 Entire Agreement. This Agreement (which includes the Disclosure Schedule hereto), the other Transaction Documents, the Confidentiality Agreement and all other agreements contemplated hereby set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. The Disclosure Schedule and each of the exhibits to this Agreement (the “Exhibits”) is incorporated herein by this reference and expressly made a part hereof, and, unless otherwise defined therein, all terms used in the Disclosure Schedule or in any Exhibit shall have the meaning ascribed to such term in this Agreement.

9.4 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, heirs and legal representatives. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

9.5 Counterparts; Exchanges by Electronic Delivery. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures or signature pages by electronic mail in portable document format (PDF) shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

9.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware.

9.7 Submission to Jurisdiction; Waiver of Jury Trial. Each party hereto irrevocably and unconditionally (a) accepts the jurisdiction and venue of any state or federal court sitting in the State of New York, City of New York in any action or proceeding arising out of or related to this Agreement, (b) waives any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in any such court and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum, (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.2; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 9.7 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 9.7 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article VII, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.

9.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable, and upon such holding the parties shall negotiate in good faith to modify this Agreement in such jurisdiction so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

9.10 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.11 Third Party Beneficiary Rights. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and, with respect to the provisions of (a) Section 5.2 (with respect to which the Indemnified Persons shall be third party beneficiaries), and (b) Article I (with respect to which the Securityholders shall be third party beneficiaries) shall inure to the benefit of the Persons benefiting from the provisions thereof and their respective successors and assigns all of whom are intended to be third-party beneficiaries thereof.

9.12 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

9.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated hereby and is not relying on any representation or statements made by any other party as to such tax consequences.

9.14 Public Disclosure. Except as required by Law or stock exchange, none of the parties hereto shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement without the prior written consent of the other parties hereto, which shall not be unreasonably withheld or delayed.

9.15 Fees and Expenses. Except as expressly set forth in this Agreement with respect to the Transaction Costs, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.16 Disclosure Schedules. The Disclosure Schedule shall be arranged in Sections corresponding to the numbered Sections contained in Article II, and the disclosure in any Section shall qualify (a) the corresponding Section in Article II and (b) the other Sections in Article II to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to have a Material Adverse Effect, or is outside the Ordinary Course of Business.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

BUYER:	MAJESCO

	By:	/s/ Adam Elster
	Name:	Adam Elster
	Title:	CEO

THE COMPANY:	INSPRO TECHNOLOGIES CORPORATION

	By:	/s/ Anthony R. Verdi
	Name:	Anthony R. Verdi
	Title:	President, Chief Executive Officer and Chief Financial Officer

MERGER SUB:	MAJESCO MERGER SUB, INC.

	By:	/s/ Wayne Locke
	Name:	Wayne Locke
	Title:	CFO